As filed with the Securities and Exchange Commission on May 19, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R.R. DONNELLEY & SONS COMPANY

(Exact name of registrant issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

2750

(Primary Standard Industrial Classification Code Number)

36-1004130

(I.R.S. Employer Identification Number)

35 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Deborah L. Steiner

R.R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60610

(312) 326-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Shilpi Gupta, Esq. Michael J. Zeidel, Esq.. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Tel: (212) 735-3000 Fax: (212) 735-2000	Michael A Sherman, Esq.. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 Tel: (212) 701-3000 Fax: (212) 269-5420

Approximate date of proposed sale of the securities to the public: The offering of the securities will commence promptly following the filing of the Registration Statement. No tendered securities will be accepted for exchange until after this Registration Statement has been declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8.250% Senior Notes due 2027	$350,000,000	100%	$350,000,000	$45,430
Total			$350,000,000	$45,430

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers and consent solicitations and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted .

Subject to Completion, Dated May 19, 2020

PROSPECTUS

R.R. Donnelley & Sons Company

Offers to Exchange up to $300,000,000 Aggregate Principal Amount of 8.250% Senior Notes due 2027 for the Old Notes Listed Below:

8.875% Debentures due April 15, 2021 (the “2021 Debentures”)

7.875% Senior Notes due March 15, 2021 (the “2021 Notes”)

7.000% Senior Notes due February 15, 2022 (the “2022 Notes”)

6.500% Senior Notes due November 15, 2023 (the “2023 Notes”)

6.000% Senior Notes due April 1, 2024 (the “2024 Notes”)

and

Solicitation of Consents to Amend the Old Notes Indentures

The Exchange Offers (as defined herein) and the Consent Solicitations (as defined herein) will expire at 11:59 p.m., New York City time, on June 16, 2020, unless extended or earlier terminated (such time and date with respect to the Exchange Offers, as the same may be extended, the “Expiration Time”). Holders who validly tender Old Notes by 5:00 p.m., New York City time, on June 2, 2020, unless extended (such time and date with respect to the Exchange Offers, as the same may be extended, the “Early Tender Time”), will receive the consideration described below. Tenders of Old Notes may be withdrawn and Consents may be revoked at any time at or prior to 5:00 p.m., New York City time, on June 2, 2020, but not thereafter, subject to limited exceptions, unless such time is extended (such time and date with respect to the Exchange Offers, as the same may be extended, the “Withdrawal Deadline”). We may extend the Withdrawal Deadline with respect to some or all series of Old Notes.

Upon the terms and subject to the conditions set forth in this Prospectus and Consent Solicitation Statement (as it may be supplemented and amended from time to time, this “Prospectus”), R.R. Donnelley & Sons Company (the “Company”) is offering to exchange (the “Exchange Offers”) up to $300 million aggregate principal amount (the “Maximum Exchange Amount”) of the Company’s 8.250% Senior Notes due 2027 (the “New Notes”) for validly tendered (and not validly withdrawn) outstanding 2021 Debentures, 2021 Notes, 2022 Notes, 2023 Notes and 2024 Notes (collectively, the “Old Notes”). In conjunction with the Exchange Offers, we are soliciting Consents (as defined herein) for the Proposed Amendments (as defined herein). We must receive Consents by holders representing a majority of the outstanding principal amount of a series of the Old Notes to adopt the Proposed Amendments with respect to such series.

The Company’s obligations to accept Old Notes and Consents in the Exchange Offers and the Consent Solicitations are subject to the satisfaction or waiver of certain conditions described herein, including the valid tender of Old Notes (including the Supporting Holder Notes (as defined below) in a sufficient aggregate principal amount such that at least $140 million aggregate principal amount of New Notes would be issued by the Company upon consummation of the Exchange Offers (the “Minimum Tender Condition”). In addition, the Exchange Offers and the Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, may be amended, extended, terminated or withdrawn for any reason, including based on the acceptance rate and outcome of the Exchange Offers or failure to satisfy any condition to the Exchange Offers. Subject to the proration terms described herein, the amounts of each series of Old Notes that are accepted on the Settlement Date (as defined herein) will be determined in accordance with the acceptance priority levels set forth in the table below (the “Acceptance Priority Levels”), with Acceptance Priority Level 1 being the highest Acceptance Priority Level and Acceptance Priority Level 5 being the lowest Acceptance Priority Level. The Company reserves the right to increase the Maximum Exchange Amount in its sole discretion.

If any Exchange Offer is consummated, we have agreed to pay a fee (the “Soliciting Broker Fee”) equal to $2.50 for each $1,000 principal amount of Old Notes that are validly tendered and accepted for exchange pursuant to such Exchange Offer to soliciting retail brokers that are appropriately designated by their clients to receive this fee. See “General Terms of the Exchange Offers and Consent Solicitations—Soliciting Broker Fees.”

The New Notes will be issued pursuant to an indenture (the “New Notes Indenture”), dated as of the Settlement Date, by and among the Company and U.S. Bank National Association, as Trustee (in such capacity, the “New Notes Trustee”). Except as described herein (including in the covenant described in the section “Description of the New Notes—Certain Covenants—Future Liens”), the covenants in the New Notes Indenture will be substantially the same as the covenants in the Old Notes Indentures (as defined herein).

The New Notes will be unsecured obligations of the Company and will rank equally in right of payment with all of the other unsecured and unsubordinated indebtedness from time to time outstanding of the Company, including any Old Notes that remain outstanding following the completion of the Exchange Offers. The New Notes will not be guaranteed by any of the Company’s subsidiaries.

At any time on or after July 1, 2023, we may redeem some or all of the New Notes at the redemption prices set forth in this Prospectus. In addition, at any time prior to July 1, 2023, we may redeem some or all of the New Notes at a price equal to 100% of the principal amount thereof to be redeemed plus a “make-whole” premium and accrued and unpaid interest. If we experience certain kinds of change in control events, we must offer to purchase the New Notes at a price equal to 101% of the principal amount of the New Notes plus accrued and unpaid interest. See “Description of the New Notes.”

We have entered into an agreement (the “Support Agreement”) with the largest holder of our outstanding senior notes pursuant to which such holder (together with its affiliates or funds party to such agreements, the “Supporting Holder”) has agreed that it will tender (and not withdraw) all of its approximately $0.3 million aggregate principal amount of 2022 Notes, approximately $77.7 million aggregate principal amount of 2023 Notes and approximately $28.0 million aggregate principal amount of 2024 Notes (collectively, the “Supporting Holder Notes”) in the Exchange Offers and provide its consent to the Consent Solicitations. Our ability to accept the Supporting Holder Notes is subject to the satisfaction of the Minimum Tender Condition.

In addition, we have agreed to exchange (the “Private Exchange”) certain of our outstanding debt securities held by the Supporting Holder for the aggregate principal amount of our 8.50% Senior Notes due 2029 specified herein. None of the Exchange Offers and Consent Solicitations is conditioned upon the consummation of the Private Exchange. The Private Exchange is conditioned on, among other things, the Supporting Holder having satisfied its obligations in all material respects under the Support Agreement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in the New Notes involves risks. See “Risk Factors” beginning on page 17.

Dealer Manager and Solicitation Agent

BofA Securities

The date of this Prospectus is May 19, 2020.

Pursuant to the Exchange Offers and subject to the proration terms described herein, in exchange for each $1,000 principal amount of Old Notes and integral multiples in excess thereof validly tendered (and not validly withdrawn) at any time (i) at or prior to the Early Tender Time and accepted by the Company, participating holders will receive the consideration (the “Early Tender Consideration”) listed in the below table under the column heading “Consideration prior to the Early Tender Time” and (ii) after the Early Tender Time but at any time at or prior to the Expiration Time and accepted by the Company, participating holders will receive the consideration (the “Exchange Consideration”) listed in the below table under the column heading “Consideration after the Early Tender Time.” Participating holders will receive, in cash, accrued and unpaid interest, if any, on their accepted Old Notes to, but not including, the Settlement Date.

TABLE I: CONSIDERATION PER $1,000 PRINCIPAL AMOUNT OF OLD NOTES TENDERED

				Principal Amount of New Notes per $1,000 Principal Amount of Old Notes Tendered
Title of Old Notes to be Tendered	CUSIP Number / ISIN	Outstanding Principal Amount	Acceptance Priority Level	Consideration prior to the Early Tender Time (“Early Tender Consideration”)	Consideration after the Early Tender Time (“Exchange Consideration”)
8.875% Debentures due April 15, 2021	257867AC5 / US257867AC53	$58,915,000	1	$1,050.00	$1,030.00
7.875% Senior Notes due March 15, 2021	74978DAA2 / US74978DAA28	$110,848,000	2	$1,050.00	$1,030.00
7.000% Senior Notes due February 15, 2022	257867AZ4 / US257867AZ49	$133,399,000	3	$1,062.50	$1,042.50
6.500% Senior Notes due November 15, 2023	257867BA8 / US257867BA88	$236,595,000	4	$990.00	$970.00
6.000% Senior Notes due April 1, 2024	257867BB6 / US257867BB61	$100,843,000	5	$950.00	$930.00

No representation is made as to the correctness or accuracy of the CUSIP or ISIN Numbers listed in this Prospectus or printed on the Old Notes. They are provided solely for the convenience of the holders. The aggregate principal amount of New Notes issued in the Exchange Offers shall not exceed the Maximum Exchange Amount. However, the Company reserves the right in its sole discretion to increase the Maximum Exchange Amount. Acceptance will be solely determined according to the provisions above, and Old Notes tendered at or prior to the Early Tender Time will have no priority in acceptance by the Company over Old Notes tendered after the Early Tender Time.

In conjunction with the Exchange Offers, and on the terms and subject to the conditions set forth in this Prospectus, the Company hereby solicits (the “Consent Solicitations”) consents (the “Consents”) from registered holders of Old Notes to certain proposed amendments (the “Proposed Amendments”) to (i) in the case of the 2021 Debentures, that certain Indenture, dated as of November 1, 1990 (the “2021 Debentures Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.) (the “Old Debentures Trustee”) and (ii) in the case of the 2021 Notes, the 2022 Notes, the 2023 Notes and the 2024 Notes, that certain Indenture, dated as of January 3, 2007, among the Company and Wells Fargo Bank, N.A. (as successor to LaSalle Bank National Association) (the “Old Notes Trustee”), as amended by (a) that certain Seventh Supplemental Indenture, dated as of March 14, 2013, between the Company and the Old Notes Trustee (as defined herein), (b) that certain Eighth Supplemental Indenture, dated as of August 26, 2013, between the Company and the Old Notes Trustee, (c) that certain Ninth Supplemental Indenture, dated as of November 12, 2013, between the Company and the Old Notes Trustee and (d) that certain Tenth Supplemental Indenture, dated as of March 20, 2014, between the Company and the Old Notes Trustee, respectively

i

(collectively, with the 2021 Debentures Indenture, the “Old Notes Indentures”), which will become effective to the extent (i) participation in the Exchange Offer for the applicable series of Old Notes exceeds 50% and (ii) all tendered Old Notes for such series are accepted for exchange in the related Exchange Offer. In the event that the requisite Consents for a series of Old Notes are received and not validly revoked but the Old Notes of such series tendered in the applicable Exchange Offer are subject to proration, the Proposed Amendments with respect to such series of Old Notes will not become operative despite the Company accepting the Old Notes of such series in the applicable Exchange Offer.

The Proposed Amendments would eliminate substantially all of the restrictive covenants contained in the Old Notes Indentures and the Old Notes (including covenants regarding restrictions on secured debt and restrictions on sale and leaseback transactions), modify covenants regarding mergers and consolidations, eliminate certain events of default, and modify or eliminate certain other provisions, including certain provisions relating to reporting and defeasance, contained in the Old Notes Indentures and the Old Notes.

Holders of Old Notes that tender such Old Notes will be deemed to have given Consent to the Proposed Amendments with respect to the Old Notes. Holders of Old Notes may not tender their Old Notes without delivering a Consent with respect to such Old Notes tendered, and holders may not deliver a Consent without tendering the related Old Notes. The consummation of the Consent Solicitations is subject to the satisfaction or waiver of the conditions to consummate the applicable Exchange Offer set forth in this Prospectus. The Exchange Offers are subject to the satisfaction or waiver of the Minimum Tender Condition, but the Exchange Offers are not conditioned on the completion of any of the Consent Solicitations. See “Conditions of the Exchange Offers and the Consent Solicitations.”

The Company has the right to amend, extend, terminate or withdraw the Exchange Offers and the Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, at any time and for any reason, including based on the acceptance rate and outcome of the Exchange Offers or if any of the conditions described in the section “Conditions of the Exchange Offers and the Consent Solicitations” are not satisfied.

Tendered Old Notes may not be withdrawn and Consents may not be revoked subsequent to the Withdrawal Deadline, subject to limited exceptions. Prior to the applicable Withdrawal Deadline, if a holder of Old Notes validly withdraws its tendered Old Notes, such holder will be deemed to have validly revoked its Consents and may not deliver subsequent Consents without re-tendering its Old Notes. The Company may extend the Expiration Time without extending the Withdrawal Deadline, unless otherwise required by applicable law. In the event of a termination, the Exchange Offers and the Consent Solicitations will not be consummated, the Proposed Amendments will not become effective, no Early Tender Consideration or Exchange Consideration will be paid, and the Old Notes tendered pursuant to the Exchange Offers will be promptly returned to the tendering holders. The Company may terminate some or all of the Exchange Offers and Consent Solicitations.

As all Old Notes are held in book-entry form at The Depositary Trust Company (“DTC”), no letter of transmittal will be used in connection with the Exchange Offers. The valid transmission for acceptance through DTC’s Automated Tender Program (“ATOP”) will constitute delivery of the Old Notes in connection with the Exchange Offers. There are no guaranteed delivery procedures for the Exchange Offers.

None of the Company, its subsidiaries, the Exchange Agent (as defined herein), the Information Agent (as defined herein), the Dealer Manager (as defined herein), the Old Debentures Trustee, the Old Notes Trustee, the New Notes Trustee, or the affiliates of any of them makes any recommendation as to whether holders of the Old Notes should tender their Old Notes pursuant to the Exchange Offers or deliver Consents pursuant to the Consent Solicitations. Each holder must make its own decision as to whether to tender its Old Notes and deliver Consents, and, if so, the principal amount of the Old Notes as to which action is to be taken. The Old Notes Trustee is not responsible for and makes no representation as to the validity, accuracy or adequacy of this

Prospectus and any of its contents, and is not responsible for any statement of the Company or any other person in this Prospectus or in any document issued or used in connection with this Prospectus or the Exchange Offers.

The Company has not authorized any person (including any dealer or broker) to provide you with any information other than that contained or incorporated by reference in this Prospectus or to which the Company has referred you. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The Company is not making an offer of New Notes in any jurisdiction where the Exchange Offers are not permitted. The information contained or incorporated by reference in this Prospectus may only be accurate on the date hereof or the dates of the documents incorporated by reference herein. You should not assume that the information contained or incorporated by reference in this Prospectus is accurate as of any other date.

The New Notes have not been approved or recommended by any U.S. federal, state or foreign jurisdiction or regulatory authority. Furthermore, those authorities have not been requested to confirm the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The Company and other sources identified herein have provided the information contained in or incorporated by reference into this Prospectus. The Dealer Manager named herein makes no representation or warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this Prospectus is, or shall be relied upon as, a promise or representation by the Dealer Manager.

Subject to the terms and conditions described below, with respect to the Exchange Offers, the payment of the Early Tender Consideration and Exchange Consideration will occur on a date promptly after the Expiration Time and expected to be June 18, 2020.

ABOUT THIS PROSPECTUS

As used in this Prospectus, unless otherwise stated or the context otherwise requires, “we,” “us,” the “Company,” “our,” or “RRD” means R.R. Donnelley & Sons Company and its consolidated subsidiaries. However, in the “Description of the New Notes” and related summary sections of this Prospectus, references to “we,” “us” and “our” are to R.R. Donnelley & Sons Company and not to any of its subsidiaries. References herein to “$” are to the lawful currency of the United States.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or in any free writing prospectus. We and the Dealer Manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where the offer or sale is unlawful. You should not assume that the information we have included in this Prospectus is accurate as of any date other than the date of this Prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since those dates, including as a result of the continued impact of the novel strain of the coronavirus identified in late 2019 (“COVID-19”).

This Prospectus is part of a registration statement that we have filed with the SEC. Before making any decision on the Exchange Offers and Consent Solicitations, you should read this Prospectus and any prospectus supplement, together with the documents incorporated by reference in this Prospectus, the registration statement, the exhibits thereto and the additional information described in the section “Where You Can Find More Information.”

v

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this Prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this Prospectus will automatically update and, where applicable, supersede any information contained or incorporated by reference in this Prospectus.

We incorporate by reference in this Prospectus the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2019 from our Definitive Proxy Statement on Schedule 14A filed on April  10, 2020 and amended on April  23, 2020 and May 13, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•	our Current Reports on Form 8-K filed on March 16, 2020, April 3, 2020, April 9, 2020, May 15, 2020 and May 19, 2020; and

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any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of the initial registration statement of which this Prospectus forms a part and prior to effectiveness of such registration statement, and after the date of this Prospectus but before the termination of the Exchange Offers and Consent Solicitations hereunder.

To obtain copies of these filings, see information described in the section “Where You Can Find More Information” in this Prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus, any prospectus supplement and the documents incorporated by reference herein contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on our beliefs and assumptions. Generally, forward-looking statements include information concerning possible or assumed future actions, events, or results of operations of ours. These statements may include, or be preceded or followed by, the words “may,” “will,” “should,” “might,” “could,” “would,” “potential,” “possible,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “hope” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:

•	The severity and length of the economic downturn due to COVID-19 and its effect on our business, operating results, financial condition and cash flows;

•	adverse changes in global economic conditions and the resulting effect on the businesses of our clients;

•	changes in customer preferences or a failure to otherwise manage relationships with our significant clients;

•	loss of brand reputation and decreases in quality of client support and service offerings;

•	political and regulatory risks and uncertainty in the countries in which we operate or sell our products and services;

•	taxation related risks in multiple jurisdictions;

•	adverse credit market conditions and other issues that may affect our ability to obtain future financing on favorable terms;

•	limitations on our borrowing capacity in our credit facilities;

•	increases in interest rates;

•	our ability to make payments on, reduce or extinguish any of our material indebtedness;

•	impairment of assets as a result of a decline in our individual reporting units’ expected profitability;

•	changes in the availability or costs of key materials (such as ink, paper and fuel) or increases in shipping costs;

•	our ability to improve operating efficiency rapidly enough to meet market conditions;

•	impairment of assets as a result of a decline in our individual reporting units’ expected profitability;

•

our ability and/or our vendors’ ability to implement and maintain information technology and security measures sufficient to protect against breaches and data leakage or the failure to properly use and protect customer, Company and employee information and data;

•	a failure in or breach of data held in the computer systems we and our vendors maintain;

•	increased pricing pressure as a result of the competitive environment in which we operate;

•	successful negotiation, execution and integration of acquisitions;

•	our ability to execute on our portfolio optimization strategies, including potential sales of non-core assets;

•	increasing health care and benefits costs for employees and retirees;

•	changes in our pension and other postretirement benefits obligations (“OPEB”);

•	adverse trends or events in our operations outside of the United States;

•	the effect of inflation, changes in currency exchange rates and changes in interest rates;

•	catastrophic events which may damage our facilities or otherwise disrupt the business;

•

the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, environmental compliance, health and welfare benefits, price controls and other regulatory matters and the cost, which could be substantial, of complying with these laws and regulations;

•	changes in the regulations applicable to our clients, which may adversely impact demand for our products and services;

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factors that affect client demand, including changes in postal rates, postal regulations and service levels, changes in the capital markets, changes in advertising markets, clients’ budgetary constraints and changes in clients’ short-range and long-range plans;

•	failures or errors in our products and services;

•	changes in technology, including electronic substitution and migration of paper based documents to digital data formats, and our ability to adapt to these changes;

•	inability to hire and retain employees;

•	potential contingent obligations related to leases;

•	the spinoffs resulting in significant tax liability; and

•	other risks and uncertainties detailed from time to time in our filings with the SEC.

A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in this Prospectus under the heading “Risk Factors” and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our Current Reports on Form 8-K incorporated by reference in this Prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this Prospectus.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on such statements, which speak only as of the date of this document or the date of any document that may be incorporated by reference into this document.

Consequently, readers of this Prospectus should consider these forward-looking statements only as our current plans, estimates and beliefs. We do not undertake and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We undertake no obligation to update or revise any forward-looking statements in this Prospectus to reflect any new events or any change in conditions or circumstances.

IMPORTANT DATES

Please take note of the following important dates and times in connection with the Exchange Offers. We reserve the right to extend any of these dates.

Date	Calendar Date	Event
Commencement Date	May 19, 2020.	Commencement of the Exchange Offers and the Consent Solicitations.

Early Tender Time	5:00 p.m., New York City time, on June 2, 2020.	The deadline for holders to validly tender their Old Notes and deliver Consents in order to receive the Early Tender Consideration.

Withdrawal Deadline	5:00 p.m., New York City time, on June 2, 2020.	The deadline for holders who validly tendered their Old Notes and delivered their Consents to validly withdraw tenders of their Old Notes and revoke Consents.

Expiration Time	11:59 p.m., New York City time, on June 16, 2020.	The deadline for holders to validly tender their Old Notes and deliver Consents in order to receive the Exchange Consideration.

Settlement Date	Promptly after the Expiration Time; expected to be June 18, 2020.	The date on which New Notes will be issued to holders in exchange for Old Notes accepted in the Exchange Offers that were validly tendered (and not validly withdrawn) at or prior to the Expiration Time.

SUMMARY

This summary highlights information appearing elsewhere in this Prospectus and may not contain all of the information that may be important to you. You should read this entire Prospectus carefully, including the information set forth under the heading “Risk Factors” and the information incorporated by reference in this Prospectus before participating in the Exchange Offers and Consent Solicitations. See the sections of this Prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Company Overview

RRD, a Delaware corporation, helps organizations communicate more effectively by working to create, manage, produce, distribute and process content on behalf of our clients. We assist clients in developing and executing multichannel communication strategies that engage audiences, reduce costs, drive revenues and enhance compliance. Our innovative content management offering, production platform, logistics services, supply chain management, outsourcing capabilities and customized consultative expertise assists our clients in the delivery of integrated messages across multiple media to highly targeted audiences at optimal times to their customers in virtually every private and public sector. We have strategically located operations that provide local service and responsiveness while leveraging the economic, geographic and technological advantages of a global organization.

Our principal executive offices are located at 35 West Wacker Drive, Chicago, Illinois 60601, and our main telephone number is (312) 326-8000. Our website address is www.rrd.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in, and does not constitute part of, this Prospectus, and inclusions of our website address in this Prospectus are inactive textual references only.

Our Segments

Our reportable segments and their product and service offerings are summarized below.

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Business Services. Our Business Services segment provides customized solutions at scale to help clients inform, service and transact with their customers. The segment’s primary product and service offerings include commercial print, logistics, packaging, statement printing, labels, supply chain management, forms and business process outsourcing. This segment also includes all of our operations in Asia, Canada, Europe and Latin America. In 2019 and the first quarter of 2020, our Business Services segment accounted for 79.6% and 77.0%, respectively, of our consolidated net sales.

•

Marketing Solutions. Our Marketing Solutions segment leverages an integrated portfolio of data analytics, creative services and multichannel execution to deliver comprehensive, end-to-end solutions. The segment’s primary product and service offerings include direct marketing, in-store marketing, digital print, kitting, fulfillment, digital and creative solutions and list services. In 2019 and the first quarter of 2020, our Marketing Solutions segment accounted for 20.4% and 23.0%, respectively, of our consolidated net sales.

•

Corporate. Our Corporate segment consists of unallocated selling, general and administrative activities and associated expenses including, in part, executive, legal, finance, communications, certain facility costs and last-in-first-out inventory provisions. In addition, certain costs and earnings of employee benefit plans, such as pension and OPEB plan expense (income) and share-based compensation, are included in Corporate and not allocated to the operating segments. Corporate also manages our cash pooling structures, which enables participating international locations to draw on our international cash resources to meet local liquidity needs.

Recent Developments

Response to COVID-19

As described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, the COVID-19 pandemic has created significant business challenges for companies around the world, including many of our clients across the broad number of industries we serve. We have therefore initiated a series of actions to protect our employees, meet client commitments, and preserve financial flexibility in response to the COVID-19 crisis.

We have activated our business continuity plans and are leveraging our strong supply chain partnerships to continue to meet the ongoing needs of our 50,000 global clients. To date, with the exception of a few small facilities in the Caribbean and Mexico, all of our printing and distribution operations have been classified as essential and therefore remain open.

Protecting the health and safety of our employees is our highest priority, and we are continually evolving our policies and procedures to adhere to the latest best practices being provided by the Centers for Disease Control (“CDC”) and World Health Organization (“WHO”). To date we have taken several actions to protect our workforce, including the development of a cross-functional Task Force fully committed to the development of safety measures, policies and communications; the suspension of all international and domestic business travel; and the implementation of flexible working policies, including telecommuting and staggered shifts, while allowing for voluntary leaves of absence. Currently, approximately 10,000 employees, including those providing essential services are working from home. We are also enforcing social distancing policies within our manufacturing facilities, and we are providing training for adherence to personal hygiene best practices in line with CDC and WHO guidelines. In response to the CDC recommendation that all individuals in the U.S. wear face masks, we are supplying our essential employees with a combination of disposable and cloth masks, as well as face shields, to ensure their safety and protection. With personal protective equipment in short supply around the world, our teams have exercised ingenuity and leadership to develop protective equipment within our own operations using our own equipment.

The extent the outbreak will ultimately impact our business, results of operations, financial position and cash flows will depend on future developments which are highly uncertain and cannot be fully predicted or estimated at this time. However, amidst the global uncertainty posed by COVID-19, we are positioning the company to weather an economic downturn and protect the short and long-term interests of our stakeholders. These decisions are difficult but critical to preserving the short-term financial flexibility of the Company as COVID-19 presents increasing challenges across the industries we serve. We are freeing up capital to ensure we are prepared for the range of scenarios we may experience as a result of the virus. As a result, we implemented several business actions, including the implementation of an employee furlough program with RRD paid medical benefits. We have temporarily closed those production facilities most heavily impacted by client volume decreases, shifting that production to other facilities to lower costs while continuing to meet client requirements. We suspended all 2020 employee merit increases. We accelerated cost reduction initiatives, and will continue to assess opportunities for further reduction, and have delayed capital projects and reduced consulting and other discretionary spend. We suspended our quarterly dividend effective April 6, 2020. During the first quarter of 2020, we increased our borrowings under our ABL Credit Facility (as defined herein) ($435 million outstanding as of May 15, 2020), as a proactive measure and entered into a series of debt transactions to preserve our financial flexibility.

See “Risk Factors—Risks Related to Our Business—Our business, operating results, financial condition and cash flows have been and may continue to be adversely impacted by the ongoing COVID-19 outbreak.”

Agreements with the Supporting Holder

April 2020 Refinancing Transactions

In March 2020, we entered into privately negotiated agreements with Chatham Asset Management, LLC and certain of its affiliates or funds, which we collectively refer to in this Prospectus as the “Supporting Holder,” to effect a series of refinancing transactions (the “April 2020 Refinancing Transactions”) that addressed a significant portion of our then outstanding 2023 Notes and 2024 Notes In connection with these transactions, we repurchased $6.6 million of the 2022 Notes and $20 million of the 2024 Notes and exchanged $277 million aggregate principal amount of notes owned by the Supporting Holder, consisting of $54.0 million of the 2023 Notes, $177.4 million of the 2024 Notes, and $45.6 million of the 6.625% Debentures due 2029 (the “2029 Debentures”), for $297 million aggregate principal amount of newly issued unsecured 8.50% Senior Notes due 2029 (the “2029 Notes”). The exchange was effectuated in a series of closings that were completed on April 8, 2020.

Support Agreement

We have entered into the Support Agreement pursuant to which the Supporting Holder has agreed that it will tender (and not withdraw) all of the Supporting Holder Notes in the Exchange Offers and provide its consent to the Consent Solicitations. The Supporting Holder will tender in the Exchange Offers and provide its consent to the Consent Solicitations on the same terms as all other holders of the Old Notes. Our ability to accept the Supporting Holder Notes is subject to the satisfaction of the Minimum Tender Condition.

Subject to certain conditions, we have agreed (i) not to waive the Minimum Tender Condition without the consent of the Supporting Holder (but no such consent is required to otherwise terminate, withdraw, amend or extend any Exchange Offer or Consent Solicitation) and (ii) to increase the Maximum Exchange Amount to the extent necessary such that all of the Supporting Holder Notes would be accepted for exchange. The Supporting Holder Notes would be accepted for exchange on the same basis as all other Old Notes having the same Acceptance Priority Level validly tendered (and not withdrawn) by the holders thereof. In addition, we have agreed not to accept for exchange Old Notes of any series without also accepting the Supporting Holder Notes of each series validly tendered (and not withdrawn) by the Supporting Holder.

Private Exchange with the Supporting Holder

In addition, we have entered into an agreement with the Supporting Holder pursuant to which we have agreed to exchange approximately $9.0 million aggregate principal amount of 2029 Debentures and $14.5 million aggregate principal amount of 8.820% Debentures due 2031 (the “2031 Debentures”) held by the Supporting Holder for approximately $21.2 million aggregate principal amount of our 2029 Notes. The Private Exchange is expected (but not required) to be completed on or promptly following the Settlement Date.

None of the Exchange Offers and Consent Solicitations is conditioned upon the consummation of the Private Exchange. The Private Exchange is conditioned on, among other things, the Supporting Holder having satisfied its obligations in all material respects under the Support Agreement.

LSC Communications, Inc. Bankruptcy

On April 13, 2020, LSC Communications, Inc. (“LSC”) announced that it, along with most of its U.S. subsidiaries, voluntarily filed for business reorganization under Chapter 11 of the U.S. Bankruptcy Code. LSC was separated from the Company in a tax-free distribution to shareholders effective October 1, 2016, and as previously disclosed, we could be responsible for certain contingent liabilities related to the separation. On

May 6, 2020 we became aware that LSC failed to make a required monthly contribution to the National Pension Fund (“NPF”), a multiemployer pension plan. We believe the missed payment to the NPF was approximately $284,000. In their 2019 Form 10-K, LSC disclosed they made $9 million of contributions related to multiemployer pension plans from which they had completely withdrawn from for each of the years ended December 31, 2019, 2018 and 2017. We are also a member of the NPF, along with other multiemployer pension plans that LSC was or is a part of. In accordance with laws and regulations governing multiemployer pension plans, we and other member companies of the multiemployer pension plans may be required to contribute on LSC’s behalf all or a part of its required annual contribution if it, or a successor company, fails to make such contributions. At this time, we cannot assure you whether we will need to make any contribution or the amount thereof.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFERS AND THE CONSENT SOLICITATIONS

The summary below describes the principal terms of the Exchange Offers and the Consent Solicitations. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the terms and conditions of the Exchange Offers and the Consent Solicitations, you should read this entire Prospectus.

The Exchange Offers	The Company is offering to exchange, upon the terms and subject to the conditions set forth in this Prospectus, including the Acceptance Priority Levels and Maximum Exchange Amount, Old Notes for the consideration listed in Table I on page i of this Prospectus. Old Notes validly tendered (and not validly withdrawn) will be accepted in accordance with the Acceptance Priority Level set forth in the table below up to the Maximum Exchange Amount (subject to our right to increase the Maximum Exchange Amount as described below).

Old Notes	Acceptance Priority Level
2021 Debentures	1
2021 Notes	2
2022 Notes	3
2023 Notes	4
2024 Notes	5

Subject to applicable law, each Exchange Offer for any series of Old Notes is being made independently of the other Exchange Offers for any other series of Old Notes, and the Company reserves the right, subject to applicable law, to terminate, withdraw, amend or extend each Exchange Offer for any series of Old Notes without also terminating, withdrawing, amending or extending any of the other Exchange Offers. Subject to certain conditions, we have agreed not to waive the Minimum Tender Condition without the consent of the Supporting Holder (but no such consent is required to otherwise terminate withdraw, amend or extend any Exchange Offer or Consent Solicitation).

Agreements with Certain Holders	The Company has entered into the Support Agreement pursuant to which the Supporting Holder has agreed that it will tender (and not withdraw) all of the Supporting Holder Notes in the Exchange Offers and provide its consent to the Consent Solicitations. The Supporting Holder will tender in the Exchange Offers and provide its consent to the Consent Solicitations on the same terms as all other holders of the Old Notes. Our ability to accept the Supporting Holder Notes is subject to the satisfaction of the Minimum Tender Condition.

Subject to certain conditions, we have agreed (i) not to waive the Minimum Tender Condition without the consent of the Supporting Holder (but no such consent is required to otherwise terminate, withdraw, amend or extend any Exchange Offer or Consent Solicitation) and (ii) to increase the Maximum Exchange Amount to the extent necessary such that all of the Supporting Holder Notes would be accepted for exchange. The Supporting Holder Notes would be accepted for exchange on the same basis as all other Old Notes having the same Acceptance Priority Level validly tendered (and not withdrawn) by the holders thereof. In addition, we have agreed not to accept for exchange Old Notes of any series without also accepting the Supporting Holder Notes of each series validly tendered (and not withdrawn) by the Supporting Holder.

In addition, we have entered into an agreement with the Supporting Holder pursuant to which we have agreed to exchange approximately $9.0 million aggregate principal amount of 2029 Debentures and $14.5 million aggregate principal amount of the 2031 Debentures held by the Supporting Holder for approximately $21.2 million aggregate principal amount of our 2029 Notes. The Private Exchange is expected (but not required) to be completed on or promptly following the Settlement Date.

None of the Exchange Offers and Consent Solicitations is conditioned upon the consummation of the Private Exchange. The Private Exchange is conditioned on, among other things, the Supporting Holder having satisfied its obligations in all material respects under the Support Agreement.

Maximum Exchange Amount	Up to $300.0 million aggregate principal amount of the New Notes. We reserve the right to increase the Maximum Exchange Amount without extending withdrawal rights.

Consideration	In exchange for each $1,000 principal amount of Old Notes and integral multiples in excess thereof validly tendered (and not validly withdrawn) at any time (i) at or prior to the Early Tender Time, and accepted by the Company, participating holders of Old Notes will receive the Early Tender Consideration and (ii) after the Early Tender Time but at any time at or prior to the Expiration Time, and accepted by the Company, participating holders of Old Notes will receive the Exchange Consideration.

The Company will not accept any tender that would result in the issuance of less than $2,000 principal amount of New Notes to a participating holder. The aggregate principal amount of New Notes issued to each participating holder for all Old Notes validly tendered (and not validly withdrawn) and accepted by the Company will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes you will receive, and cash will be paid in lieu of any principal amount of New Notes not received as a result of such rounding down.

Early Tender Time	With respect to the Exchange Offers and the Consent Solicitations, to tender by the Early Tender Time, holders must validly tender (and not validly withdraw) their Old Notes and deliver Consent, if applicable, at any time at or prior to 5:00 p.m., New York City time, on June 2, 2020, unless extended.

Expiration Time	With respect to the Exchange Offers and the Consent Solicitations, the Expiration Time is 11:59 p.m., New York City time, on June 16, 2020, unless extended.

Withdrawal Deadline	With respect to the Exchange Offers and the Consent Solicitations, the Withdrawal Deadline is 5:00 p.m., New York City time, on June 2, unless extended. Holders may withdraw tendered Old Notes and revoke Consents at any time at or prior to the applicable Withdrawal Deadline but holders may not withdraw tendered Old Notes or revoke Consents after such deadline, except as required by applicable law. Procedures for withdrawal of tenders and revocation of Consents are described in the section “Withdrawal of Tenders and Revocation of Consents.”

Settlement Date	Subject to the terms and conditions described below, with respect to the Exchange Offers, the payment of the Early Tender Consideration and Exchange Consideration will occur on a date promptly after the Expiration Time, which is expected to be June 18, 2020.

The New Notes	For a description of the terms of the New Notes, see “—Summary of New Notes” and “Description of the New Notes.”

Acceptance Priority Levels; Maximum Exchange Amount and Proration	Subject to the terms and conditions of the Exchange Offers and the Consent Solicitations, including the Maximum Exchange Amount and the proration terms described herein, the Old Notes accepted on the Settlement Date will be accepted in accordance with the Acceptance Priority Levels set forth in Table I on page i of this Prospectus (with Priority 1 being the highest Acceptance Priority Level and Priority 5 being the lowest Acceptance Priority Level). In determining whether the Maximum Exchange Amount is exceeded at a particular Acceptance Priority Level, all New Notes required to be issued and all Old Notes required to be accepted in higher priority levels will be included. Old Notes validly tendered (and not validly withdrawn) will be accepted by the Company in the Exchange Offers in the following order, subject to the Maximum Exchange Amount:

•	First, with respect to such tendered Priority 1 Notes, all such tendered Priority 1 Notes will be accepted;

•	Second, with respect to such tendered Priority 2 Notes, all such tendered Priority 2 Notes will be accepted;

•	Third, with respect to such tendered Priority 3 Notes (including, for the avoidance of doubt, the Supporting Holder Notes), all such tendered Priority 3 Notes will be accepted;

•	Fourth, with respect to such tendered Priority 4 Notes (including, for the avoidance of doubt, the Supporting Holder Notes), all such tendered Priority 4 Notes will be accepted; and

•	Fifth, with respect to such tendered Priority 5 Notes (including, for the avoidance of doubt, the Supporting Holder Notes), all such tendered Priority 5 Notes will be accepted.

If accepting all tendered Old Notes of a series would result in the Maximum Exchange Amount being exceeded, Old Notes of such series will be accepted, on a pro rata basis, in the greatest aggregate principal amount practicable that does not cause the Maximum Exchange Amount to be exceeded, and no tendered Old Notes with a lower Acceptance Priority Level will be accepted.

Acceptance will be solely determined according to the provisions above, and Old Notes tendered at or prior to the Early Tender Time will have no priority in acceptance by the Company over Old Notes tendered after the Early Tender Time. See “General Terms of the Exchange Offers and the Consent Solicitations— Maximum Exchange Amount, Acceptance Priority Levels and Proration.”

Accrued and Unpaid Interest	If Old Notes are validly tendered (and not validly withdrawn) by a holder and accepted by the Company for exchange pursuant to the Exchange Offers, such holder will be entitled to receive accrued and unpaid interest in cash on such Old Notes to, but not including, the Settlement Date.

Conditions to the Exchange Offers and the Consent Solicitations	The Company’s obligations to accept Old Notes and Consents in the Exchange Offers and the Consent Solicitations are subject to the satisfaction or waiver of certain conditions described herein, including the Minimum Tender Condition. See “Conditions of the Exchange Offers and the Consent Solicitations.”

None of the Exchange Offers is conditioned upon the completion of any of the other Exchange Offers or any of the Consent Solicitations.

The Company has the right to waive any condition to the Exchange Offers at its sole discretion, subject to applicable law. The Company may waive any such condition with respect to some or all of the Exchange Offers.

Subject to certain conditions, we have agreed not to waive the Minimum Tender Condition without the consent of the Supporting Holder (but no such consent is required to otherwise terminate, withdraw, amend or extend any Exchange Offer or Consent Solicitation).

In addition, the Company has the right to terminate or withdraw the Exchange Offers and the Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, at any time and for any reason, including based on the acceptance rate and outcome of the Exchange Offers or if any of the conditions described in the section “Conditions of the Exchange Offers and the Consent Solicitations” are not satisfied.

The Consent Solicitations	Upon the terms and subject to the conditions described in this Prospectus, the Company is soliciting the consents of holders of Old Notes to certain amendments with respect to any and all of the outstanding Old Notes. Holders may not tender their Old Notes without delivering a Consent with respect to such Old Notes tendered, and holders may not deliver their Consents without tendering the related Old Notes. See “Procedures for Tendering Old Notes and Delivering Consents” for more information.

The Proposed Amendments	The Proposed Amendments would eliminate substantially all of the restrictive covenants contained in the Old Notes Indentures and the Old Notes (including covenants regarding restrictions on secured debt and restrictions on sale and leaseback transactions), modify covenants regarding mergers and consolidations, eliminate certain events of default, and modify or eliminate certain other provisions, including certain provisions relating to reporting and defeasance, contained in the Old Notes Indentures and the Old Notes. For a detailed description of the Proposed Amendments to the Old Notes Indentures for which Consents are being sought pursuant to the Consent Solicitations, see “Proposed Amendments.”

The Requisite Consents	In order to be adopted, the applicable Proposed Amendments must be consented to by the holders of a majority of the outstanding principal amount of a series of Old Notes, and we must have accepted all tendered Old Notes in such principal amount for such series. It is expected that one or more supplemental indentures giving effect to the Proposed Amendments (collectively, the “Supplemental Indentures”) will be executed promptly following the receipt of the requisite Consents, but in no event prior to the later of the Early Tender Time and the Withdrawal Deadline. The Proposed Amendments will become operative, with respect to a series of Old Notes, immediately prior to the acceptance of such series of Old Notes pursuant to the applicable Exchange Offer. In the event that the requisite Consents for a series of Old Notes are received and not validly revoked but the Old Notes of such series tendered in the applicable Exchange Offer are subject to proration, the Proposed Amendments with respect to such series of Old Notes will not become operative despite the Company accepting the Old Notes of such series in the applicable Exchange Offer.

Procedure for Tenders and Delivery of Consents

If a holder wishes to participate in the Exchange Offers and the Consent Solicitations, and such holder’s existing Old Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, such holder must instruct such custodial entity (pursuant to the procedures of the custodial entity) to tender the Old Notes and deliver the Consents on such holder’s behalf. Custodial entities that are participants in The Depository Trust Company (“DTC”) must tender Old Notes and deliver Consents through DTC’s

Automated Tender Offer Program, known as “ATOP.” For further information, see “Procedures for Tendering Old Notes and Delivering Consents.”

Withdrawal Rights	A holder may validly withdraw the tender of such holder’s Old Notes at any time at or prior to the applicable Withdrawal Deadline by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures and/or upon compliance with the other procedures described in the section “Withdrawal of Tenders and Revocation of Consents.” Any Old Notes validly tendered prior to the applicable Withdrawal Deadline that are not validly withdrawn at or prior to such Withdrawal Deadline may not be withdrawn after such Withdrawal Deadline, and Old Notes validly tendered after the applicable Withdrawal Deadline may not be validly withdrawn, in each case subject to limited circumstances described in the section “Withdrawal of Tenders and Revocation of Consents” and unless otherwise required by applicable law.

If a holder validly withdraws its validly tendered Old Notes, such holder will be deemed to have validly revoked its Consents and may not deliver subsequent Consents without re-tendering its Old Notes. For the avoidance of doubt, to the extent that a holder has validly tendered its Old Notes and validly delivered its corresponding Consent, in order for such holder to either validly withdraw the tender of its Old Notes or validly revoke its Consents with respect to such Old Notes, the holder must withdraw both its previously delivered tender of Old Notes and Consent.

Consequences of Failure to Tender	If the requisite Consents are received with respect to a series of Old Notes and a Supplemental Indenture is executed with respect to the applicable Old Notes Indenture and becomes operative, holders of such series of Old Notes left outstanding following the Exchange Offers will no longer be entitled to the benefits of the covenants, related events of default and other provisions that are eliminated pursuant to the Proposed Amendments. For a description of the consequences of failing to exchange your Old Notes pursuant to the Exchange Offers, see “Risk Factors—Risks to Holders of Old Notes That Are Not Tendered or Not Accepted for Exchange.”

Amendment and Termination

The Company has the right to terminate, withdraw or amend, in its sole discretion, the Exchange Offers and the Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, at any time and for any reason, including based on the acceptance rate and outcome of the Exchange Offers or if the conditions to the Exchange Offers or the Consent Solicitations are not met by the Expiration Time. The Company reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Exchange Offers or Consent Solicitations prior to the Expiration Time and (ii) to amend the terms of the Exchange Offers or Consent Solicitations. In the event that the Exchange Offers are terminated, withdrawn or otherwise not consummated prior to the applicable Expiration Time, no consideration will be paid or become payable to holders who have validly tendered (and not validly withdrawn) their Old Notes pursuant to the Exchange Offers. In any such event, the Old Notes previously tendered pursuant to the Exchange Offers will be promptly returned to the tendering holders and the Consents will be deemed voided. See “General Terms of the Exchange Offers and the Consent Solicitations—Extension, Termination or Amendment.”

Soliciting Broker Fee	If any Exchange Offer is consummated, we have agreed to pay a Soliciting Broker Fee equal to $2.50 for each $1,000 principal amount of Old Notes that are validly tendered and accepted for exchange pursuant to such Exchange Offer to soliciting retail brokers that are appropriately designated by their clients to receive this fee. See “General Terms of the Exchange Offers and Consent Solicitations—Soliciting Broker Fees.”

Use of Proceeds	The Company will not receive any cash proceeds as part of the Exchange Offers.

Taxation	For a discussion of U.S. federal income tax considerations of the Exchange Offers, see “United States Federal Income Tax Considerations.”

Dealer Manager and Solicitation Agent	BofA Securities, Inc.

Information Agent and Exchange Agent	Global Bondholder Services Corporation.

Risk Factors	See “Risk Factors” and the other information included in and incorporated by reference in this Prospectus for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offers or deciding to deliver your Consent.

SUMMARY OF NEW NOTES

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this Prospectus contains more detailed descriptions of the terms and conditions of the New Notes.

Issuer	R.R. Donnelley & Sons Company.

Notes Offered	8.250% Senior Notes due 2027 (“New Notes”).

Maturity Date	The New Notes mature on July 1, 2027.

Interest Rate	Interest on the New Notes will be payable in cash and will accrue from the Settlement Date at a rate of 8.250% per annum.

Interest Payment Dates	Interest payments with respect to the New Notes will be made on January 1 and July 1 of each year, commencing on January 1, 2021.

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Guarantees	The New Notes will not be guaranteed by any of our subsidiaries.

Ranking	The New Notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the New Notes will:

•	rank equally in right of payment with all other indebtedness of the Company that is not, by its terms, expressly subordinated to other indebtedness of the Company;

•	rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•

be effectively subordinated to the secured indebtedness of the Company (including our $550.0 million senior secured term loan B facility (the “Term Loan Facility”) and our $800.0 million senior secured asset-based revolving credit facility (the “ABL Credit Facility”)) to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the indebtedness and other obligations of the Company’s subsidiaries.

As of March 31, 2020, on an as adjusted basis giving effect to the April 2020 Refinancing Transactions and certain open market debt repurchases subsequent to March 31, 2020, we had approximately $2,177 million of indebtedness outstanding, of which approximately $993 million was secured and $193 million was available for borrowing under the ABL Credit Facility (after giving effect to outstanding letters of credit).

Optional Redemption	At any time prior to July 1, 2023, we may redeem some or all of the New Notes at a price equal to 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but not including, the redemption date.

At any time on or after July 1, 2023, we may redeem some or all of the New Notes at the redemption prices described in the section “Description of the New Notes—Optional Redemption” plus accrued and unpaid interest, if any, to, but not including the redemption date.

Our other existing and future indebtedness may limit our ability to make any optional redemption. See “Description of the New Notes—Optional Redemption.”

Any redemption or notice of redemption may, at the Company’s option and discretion, be subject to one or more conditions precedent, including the consummation of an incurrence or issuance of debt or equity or a change of control or other corporate transaction.

Change of Control Triggering Event	If a change of control event occurs with respect to the Company and the New Notes are rated below investment grade by both Moody’s and S&P on the 60th day (subject to extension) following the consummation of the change of control, unless we have exercised our right to redeem the New Notes, we will be required to offer to repurchase all outstanding New Notes at a price equal to 101% of the aggregate principal amount of the New Notes, plus accrued and unpaid interest, to, but not including the date of repurchase.

Original Issue Discount	The New Notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if their stated redemption price at maturity exceeds their issue price by more than a statutorily defined de minimis amount. In such case, a holder subject to U.S. federal income tax, whether on the cash or accrual method of tax accounting for U.S. federal income tax purposes, will be required to include any amounts representing OID in gross income (as ordinary income) as such OID accrues (on a constant yield to maturity basis) in advance of the receipt of any payment on the New Notes to which such income is attributable. For information regarding the determination of the issue price of the New Notes and other U.S. federal income tax considerations relating to the New Notes, see “United States Federal Income Tax Considerations.”

Certain Covenants	The New Notes Indenture, among other things, will limit the ability of each of the Company and its restricted subsidiaries to:

•

incur or guarantee any indebtedness for borrowed money secured by liens on or upon any Principal Property (as defined in “Description of the New Notes—Certain Definitions”) or on any shares of capital stock or indebtedness of any Restricted Subsidiary (as defined in “Description of the New Notes—Certain Definitions”);

•	engage in sale and lease-back transactions; and

•	consolidate, merge or transfer all or substantially all of the Company’s assets.

These limitations will be subject to a number of important qualifications and exceptions as described in the section “Description of the New Notes—Certain Covenants.”

In addition, if, on or following the Settlement Date, any of our indebtedness for borrowed money with an outstanding aggregate principal amount in excess of $10.0 million is secured on a junior lien basis to the Term Loan Facility or ABL Credit Facility, then within 15 business days of the provision of such security, we will cause the New Notes to be secured on an equal and ratable basis with such indebtedness for so long as such indebtedness is so secured. For the avoidance of doubt, to the extent that the Company issues any indebtedness that is secured (or any indebtedness becomes secured) on an equal or senior lien basis to the Term Loan Facility or ABL Credit Facility, the foregoing covenant shall not apply with respect to such collateral (it being understood that the ability to control remedies or take actions pursuant to any intercreditor agreement relating to the Term Loan Facility or ABL Credit Facility, or any refinancing of either facility, shall not impact lien priority). See “Description of the New Notes—Certain Covenants.”

No Prior Market	The New Notes will be new securities for which there is no established trading market. Accordingly, we cannot assure you that a liquid market for the New Notes will develop or be maintained. We do not intend to list the New Notes on any securities exchange. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Book-Entry Form	The New Notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of DTC or its nominee. Transfers of the New Notes will only be effected through facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances. See “Book-Entry Settlement and Clearance.”

Use of Proceeds	The Company will not receive any cash proceeds as part of the Exchange Offers. See “Use of Proceeds.”

Risk Factors	You should consider all of the information contained in this Prospectus before making an investment in the New Notes. In particular, you should consider the risks described in the section “Risk Factors.”

Summary Consolidated Historical Financial Information

The following summary historical financial information for the years ended December 31, 2019, 2018 and 2017 and as of December 31, 2019 and 2018 has been derived from our audited consolidated financial statements incorporated by reference in this Prospectus. Our summary historical consolidated balance sheet data as of December 31, 2017 has been derived from our audited consolidated financial statements not included or incorporated by reference in this Prospectus.

The following summary historical financial information for the three months ended March 31, 2020 and 2019 and as of March 31, 2020 has been derived from our unaudited interim consolidated financial statements incorporated by reference in this Prospectus. Our summary historical consolidated balance sheet data as of March 31, 2019 is derived from our unaudited consolidated financial statements not included or incorporated by reference in this Prospectus. Such interim consolidated financial information reflects all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for the fair presentation of the results for those periods. The interim consolidated financial information is not necessarily indicative of the results that may be obtained for a full year.

You should also read “—Recent Developments” and “Capitalization” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2019 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each of which is incorporated by reference herein.

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited)
	(in millions)
Consolidated Statements of Operations
Net sales	$1,409.5	$1,521.9	$6,276.2	$6,800.2	$6,939.6
Cost of sales	1,135.7	1,243.6	5,085.3	5,544.8	5,623.4
Selling, general and administrative expenses (exclusive of depreciation and amortization)	179.1	199.6	776.2	830.4	860.4
Restructuring, impairment and other expense, net	31.9	17.1	135.3	38.8	53.0
Depreciation and amortization	40.8	42.7	169.2	181.4	191.4
Other operating expense (income)	13.2	(4.4)	11.6	(3.8)	—

Income from operations	8.8	23.3	98.6	208.6	211.4
Interest expense, net	33.9	40.1	150.6	168.3	179.6
Investment and other income, net	(3.8)	(4.5)	(16.7)	(20.4)	(63.8)
Loss (gain) on debt extinguishment	(0.2)	—	0.8	32.4	20.1

Income (loss) before income taxes	(21.1)	(12.3)	(36.1)	28.3	75.5
Income tax expense (benefit)	(8.2)	(3.8)	56.6	37.9	108.7

Net loss	(12.9)	(8.5)	(92.7)	(9.6)	(33.2)
Less: Income attributable to noncontrolling interests	0.1	0.3	0.5	1.4	1.2

Net loss attributable to our common shareholders	$(13.0)	$(8.8)	$(93.2)	$(11.0)	$(34.4)

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited)
	(in millions)
Other Financial Data
Net cash provided by (used in):
Operating activities	$(79.6)	$(130.0)	$139.3	$203.5	$217.9
Investing activities	(0.3)	(38.1)	(25.8)	(7.4)	24.7
Financing activities	345.9	74.8	(289.4)	(77.2)	(294.3)
Capital expenditures	(17.7)	(37.4)	(138.8)	(104.4)	(108.5)

	As of March 31		As of December 31,
	2020	2019	2019	2018	2017
	(unaudited}
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$450.7	$274.3	$190.8	$370.6	$273.4
Total assets	3,437.5	3,667.4	3,330.1	3,640.8	3,904.5
Total liabilities	3,854.1	3,917.4	3,700.4	3,886.2	4,107.4
Total equity	(416.6)	(250.0)	(370.3)	(245.4)	(202.9)

RISK FACTORS

An investment in the New Notes and a decision as to whether or not to participate in the Exchange Offers involve significant risks. Prior to making such decisions, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this Prospectus from our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other filings we may make from time to time with the SEC, together with all of the other information included or incorporated by reference in this Prospectus, including the financial statements and related notes. Additionally, a prolonged impact of COVID-19 could heighten many of the risks described in such reports. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, we might be unable to repay the principal of and interest on the New Notes, and you could lose all or part of your investment.

Risks Related to our Business

Our business, operating results, financial condition and cash flows have been and may continue to be adversely impacted by the ongoing COVID-19 outbreak.

As described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, during and subsequent to the first quarter of 2020, COVID-19 spread across the globe at an increasing rate including a significant outbreak in the U.S. The outbreak in the U.S and most other countries forced governments to close non-essential businesses and substantially restrict the lives of most people. Measures taken by various governmental authorities, including the U.S government, to limit the spread of this virus has created tremendous business challenges for us and for other companies around the world, including many of our clients and suppliers. We have taken a number of proactive measures to manage through the impact of the growing pandemic. The extent to which COVID-19 impacts our operations and the operations of our suppliers and our customers will depend on future developments, which are highly uncertain at this time, including the duration of the outbreak, the degree and ultimate success of government intervention in stabilizing economies around the world, and other actions to contain COVID-19 or treat its impact, among others. The continued spread of COVID-19 and ongoing governmental efforts to contain the pandemic has significantly impacted the global economy, resulting in decreased demand for some of our products and services. While we continue to implement measures to mitigate the effects of COVID-19, this decreased demand has adversely affected our business, operating results, financial condition and cash flows and we expect such adverse impacts to continue for the foreseeable future. Depending on the severity and duration of the global economic decline, revenue declines from decreased client demand could materially adversely affect our business, operating results, financial condition and cash flows. Additionally, declining operating results and cash flows may also cause impairments of tangible and intangible assets and an increase in allowance for doubtful accounts as a result of our inability to collect customer accounts receivable balances.

To the extent that the COVID-19 outbreak continues to adversely affect our business and financial performance, it also could heighten many of the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in this Prospectus.

Risks to Holders of Old Notes That Are Not Tendered or Not Accepted for Exchange

The following risk factors specifically apply to the extent a holder of Old Notes elects not to participate in the Exchange Offers. There are additional risks attendant to investing in the New Notes that you should review whether or not you elect to tender your Old Notes. Such additional risks are described elsewhere in this risk factors section under the headings: “—Risks Related to the Exchange Offers” and “—Risks Related to the New Notes.”

Upon consummation of the Exchange Offers, the liquidity of the market for outstanding Old Notes will likely be reduced, and market prices for outstanding Old Notes may decline as a result.

To the extent the Exchange Offers are consummated, the aggregate principal amount of outstanding Old Notes will be reduced. A reduction in the amount of outstanding Old Notes would likely adversely affect the liquidity of the non-tendered or not accepted Old Notes of each series. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price of the Old Notes that are not tendered or not accepted by us may be adversely affected. A reduced float may also make the trading prices of the Old Notes that are not exchanged more volatile.

If the Company consummates the Consent Solicitations and the Proposed Amendments become operative with respect to a series of Old Notes, holders of any outstanding Old Notes of such series will no longer benefit from the protections provided by substantially all of the existing restrictive covenants, certain events of default and other provisions.

If the applicable Proposed Amendments become operative with respect to a series of Old Notes, the Old Notes of such series that are not tendered and accepted pursuant to the applicable Exchange Offer will remain outstanding immediately following the completion of the applicable Exchange Offer and will be subject to the terms of the applicable Old Notes Indenture as modified by the applicable Supplemental Indenture. Among other things, as a result of the adoption of the Proposed Amendments with respect to a series of Old Notes, substantially all of the restrictive covenants and certain events of default contained in the applicable Old Notes Indenture and in the applicable Old Notes will be eliminated, and certain other provisions, including certain provisions relating to defeasance, contained in the applicable Old Notes Indenture and in the applicable Old Notes will be modified or eliminated. Following the adoption and implementation of the Proposed Amendments, holders of the affected series of Old Notes not tendered and accepted will no longer be entitled to the benefits of such covenants, events of default and other provisions. The elimination of these covenants, events of default and other provisions will permit the Company and its subsidiaries to take certain actions previously prohibited that could increase the credit risks with respect to the Company, as well as adversely affect the market price and credit rating of the remaining of the affected series of Old Notes. See “Proposed Amendments.”

Risks Related to the Exchange Offer

To the extent that a holder of Old Notes exchanges Old Notes for New Notes with a later maturity, such holder may increase its risk that the Company will be unable to repay (or refinance) the New Notes when they mature.

Holders of Old Notes are being offered New Notes with a later maturity than the Old Notes they presently hold. Holders who tender their Old Notes and whose tender is accepted for exchange will be exposed to the risk of nonpayment on the securities they hold for a longer period of time than non-tendering holders or those holders whose Old Notes were not accepted for exchange. For instance, following the applicable maturity date of the Old Notes (between 2021 and 2024), but prior to the maturity date of the New Notes (in 2027), the Company may become subject to a bankruptcy or similar proceeding. If so, holders of such Old Notes who opted not to participate in the Exchange Offers (or whose Old Notes were not accepted for exchange) may have been paid in full, and there is a risk that any holders of such series of Old Notes who did opt to participate in the Exchange Offers and whose Old Notes from such series were accepted for exchange would not be paid in full.

We have not made a recommendation as to whether you should tender your Old Notes in exchange for New Notes in the Exchange Offers, and we have not made a determination or obtained a third-party determination that the Exchange Offers are fair to holders of the Old Notes.

Neither we nor our board of directors has made, nor will either make, any recommendation as to whether holders of Old Notes should tender their Old Notes in exchange for New Notes pursuant to the Exchange

Offers. Furthermore, neither we nor our board of directors has made any determination that the consideration to be received represents a fair valuation of the Old Notes, and we also have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Old Notes for purposes of negotiating the terms of the Exchange Offers, or preparing a report or making any recommendation concerning the fairness of the Exchange Offers. Holders of Old Notes must make their own independent decisions regarding their participation in the Exchange Offers.

The Exchange Offers and the Consent Solicitations may be terminated, withdrawn, amended, cancelled or delayed.

We have the right to terminate, withdraw or amend at our sole discretion the Exchange Offers and the Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, at any time and for any reason, including based on the acceptance rate and outcome of the Exchange Offers and failure to satisfy any condition to the Exchange Offers. However, subject to certain conditions, we have agreed not to waive the Minimum Tender Condition without the consent of the Supporting Holder (but no such consent is required to otherwise terminate, withdraw, amend or extend any Exchange Offer or Consent Solicitation).

Even if the Exchange Offers and the Consent Solicitations are consummated, they may not be consummated on the schedule described in this Prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their New Notes or for their Consents to be accepted during which time such holders will not be able to effect transfers or sales of their Old Notes tendered for exchange or their New Notes.

Tenders of certain Old Notes may be prorated, and holders of series of Old Notes with a lower Acceptance Priority Level may be excluded from acceptance.

If New Notes in an aggregate principal amount in excess of the Maximum Exchange Amount are to be issued pursuant to validly tendered Old Notes in the Exchange Offers, the Old Notes accepted on the Settlement Date will be accepted in accordance with the Acceptance Priority Levels set forth in Table I on page i of this Prospectus (with Priority 1 being the highest Acceptance Priority Level and Priority 5 being the lowest Acceptance Priority Level).

Old Notes of a series having a higher Acceptance Priority Level will be accepted for exchange before any Old Notes of a series having a lower Acceptance Priority Level. If acceptance of all validly tendered Old Notes would result in us issuing New Notes having an aggregate principal amount in excess of the Maximum Exchange Amount, the Old Notes accepted in the Exchange Offers will be prorated as set forth under “General Terms of the Exchange Offers and the Consent Solicitations—Maximum Exchange Amount, Acceptance Priority Levels and Proration.” If proration of the tendered Old Notes is required with respect to any series of Old Notes, we will accept tendered Old Notes of such series on a prorated basis, with the aggregate principal amount of each holder’s validly tendered Old Notes accepted determined by multiplying each holder’s tender by the applicable proration factor, and rounding the product down to the nearest $1,000 principal amount.

We may purchase Old Notes or other of our indebtedness in the future at different prices.

We may from time to time after consummation of the Exchange Offers purchase any Old Notes that remain outstanding or any of our other indebtedness through open market or privately negotiated transactions, one or more tender or exchange offers or otherwise, on terms that may be more or less advantageous to holders than the terms of the Exchange Offers. For example, on or promptly following the Settlement Date, we intend to consummate the Private Exchange, subject to certain conditions. Holders of the Old Notes who tender in the Exchange Offers will not be entitled to any additional consideration irrespective of whether the terms of any such future transactions are more advantageous to holders than the terms of the Exchange Offers.

Any failure to comply with the procedures set forth in this Prospectus could prevent you from exchanging your Old Notes.

Subject to the terms and conditions of the Exchange Offers, the Company will issue the New Notes in exchange for your Old Notes only if you validly tender (and do not validly withdraw) the Old Notes and only upon proper completion of the procedures described in this Prospectus under “Procedures for Tendering Old Notes and Delivering of Consents”. Holders of Old Notes who wish to exchange them for New Notes are responsible for complying with all the procedures of the applicable Exchange Offer. Tenders made in compliance with procedures or instructions that are inconsistent with those stated in this Prospectus (or a supplement or amendment thereto provided by the Company), regardless of who provides such procedures or instructions (including DTC, Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) (collectively, the “Clearing Systems”)), will not be deemed valid tenders (unless we waive such compliance in our sole discretion). Holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedures. None of the Exchange Agent, the Information Agent, the Dealer Manager or the Company are under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange or to extend any of the applicable deadlines.

If you are the beneficial owner of Old Notes that are held through the Clearing Systems in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender in the Exchange Offers, you should promptly contact the person in whose name your Old Notes are held and instruct that person to tender your Old Notes on your behalf. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offers. Accordingly, beneficial owners wishing to participate in the Exchange Offers should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offers.

A holder may recognize gain or loss on the exchange of Old Notes for New Notes for U.S. federal income tax purposes.

We intend to take the position that the exchange of Old Notes for New Notes pursuant to the Exchange Offers qualifies as a recapitalization for U.S. federal income tax purposes. However, if such exchange does not qualify as a recapitalization for U.S. federal income tax purposes, holders that tender their Old Notes in exchange for the New Notes would generally recognize gain or loss for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.”

Risks Related to the New Notes

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations under our existing indebtedness and the New Notes.

We have a significant amount of outstanding debt. As of March 31, 2020, on an as adjusted basis giving effect to the April 2020 Refinancing Transactions and certain open market debt repurchases subsequent to March 31, 2020, we had approximately $2,177 million of indebtedness outstanding, of which approximately $993 million was secured and $193 million was available for borrowing under our ABL Credit Facility (after giving effect to outstanding letters of credit). Our obligations under the ABL Credit Facility and the Term Loan Facility are guaranteed by certain of our subsidiaries and are secured by a security interest in substantially all assets of ours and such guarantors, subject to certain exceptions and exclusions.

Our substantial amount of debt could have important consequences to holders of the New Notes. For example, it could:

•	make it more difficult for us to satisfy our obligations under the New Notes or other outstanding indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, including changes in response to the outbreak of COVID-19;

•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures; place us at a competitive disadvantage compared with competitors that have less debt; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

Further, a substantial portion of our debt, including borrowings under our ABL Credit Facility and Term Loan Facility, bear interest at variable rates. As a result, to the extent we are not sufficiently hedged, changes in interest rates may increase the cost of our borrowings.

Despite our substantial level of debt, we and our subsidiaries may incur additional indebtedness in the future or may pursue corporate strategies that could adversely affect the value of the New Notes.

We and our subsidiaries may incur substantial additional secured or unsecured indebtedness in the future or may take actions and pursue corporate strategies that could have an adverse impact on your investment in the New Notes. The terms of the New Notes Indenture and the New Notes do not limit our ability to incur unsecured indebtedness, do not restrict our subsidiaries’ ability to incur indebtedness, do not restrict our ability to repurchase or prepay any other of our securities or other indebtedness and do not restrict our ability to make investments or pay dividends or make other payments in respect of securities ranking junior to the notes. In addition, although the terms of our ABL Credit Facility and Term Loan Facility contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could also be substantial.

If new indebtedness is added to our current indebtedness levels or if we elect to invest our cash to pursue corporate opportunities rather than to reduce indebtedness, it may be more difficult for us to satisfy our obligations with respect to the New Notes or may lead to a loss in the market value of your New Notes or may increase the risk that the credit rating of the New Notes is lowered or withdrawn.

To service our debt and meet our other cash needs, we will require a significant amount of cash, which may not be available.

Our ability to make payments on, or repay or refinance, our debt, including the New Notes, and to fund planned capital expenditures, dividends and other cash needs will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in the agreements governing our debt, including the New Notes Indenture, the Old Notes Indentures (to the extent that the Proposed Amendments are not adopted with respect to a series of Old Notes), the agreements governing the ABL Credit Facility and the Term Loan Facility and other agreements we may enter into in the future. Specifically, we will need to maintain specified financial ratios and satisfy financial condition tests. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under the ABL Credit Facility or the Term Loan Facility or from other sources in an amount sufficient to pay our debt, including the New Notes, or to fund our other liquidity needs.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance the New Notes or our other indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the New Notes Indenture and other existing or future debt instruments may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Because the New Notes are effectively subordinated to all of our secured debt we may not have sufficient assets to pay amounts owed on the notes if a default occurs.

Because our obligations under the ABL Credit Facility and the Term Loan Facility are secured obligations, failure to comply with their terms or our inability to pay our lenders at maturity would entitle those lenders to foreclose on our assets which serve as collateral. In the event of any foreclosure on our assets, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including the holders of the New Notes. Certain of our subsidiaries have guaranteed our obligations under the ABL Credit Facility and the Term Loan Facility.

In addition, as described in the section “Description of the New Notes—Certain Covenants—Restrictions on Future Liens,” the New Notes Indenture will contain a covenant that could require the New Notes to be secured under certain circumstances. However, there is no assurance that the New Notes will be secured in the future and, even if the New Notes are secured, that the priority of any liens securing the New Notes or the assets available to satisfy claims of holders of the New Notes in the event of a foreclosure will be sufficient or available at all to satisfy any such claims.

The claims of holders of the New Notes will be structurally subordinated to claims of creditors of our subsidiaries because our subsidiaries will not guarantee the New Notes, which may limit your recovery as a creditor.

The New Notes will not be guaranteed by any of our subsidiaries. Accordingly, none of our subsidiaries is obligated to pay any amounts due pursuant to the New Notes, or to make any funds available for payments on the New Notes. However, certain of our subsidiaries have guaranteed our obligations under the ABL Credit Facility and the Term Loan Facility and are thus obligated to pay amounts due under the ABL Credit Facility and the Term Loan Facility. Consequently, claims of holders of the New Notes will be structurally subordinated to the liabilities of these subsidiaries, including liabilities under their guarantees of our obligations under the ABL Credit Facility and the Term Loan Facility, liabilities to trade creditors and, in some cases, pension plan liabilities. As a result, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, those subsidiaries will pay the holders of their debt and other liabilities before they will be able to distribute any of their assets to us, which may limit your recovery as a creditor.

We may be unable to repurchase the New Notes upon a change in control or a disposition of all or substantially all of our assets or properties.

Upon the occurrence of (i) certain events that constitute a “Change of Control” and (ii) a “Below Investment Grade Rating Event,” we will be required to offer to repurchase all outstanding notes at a price equal to 101% of the principal amount of the New Notes, together with accrued and unpaid interest, if any, to the date of the repurchase.

A change of control under the New Notes is likely to constitute an event of default under the ABL Credit Facility and the Term Loan Facility. If this occurs, then the lenders under the ABL Credit Facility or the Term Loan Facility may declare their debt immediately due and payable. Since the ABL Credit Facility and the Term Loan Facility are secured, the lenders thereunder could foreclose on our assets securing the ABL Credit Facility and/or the Term Loan Facility and be entitled to be repaid in full from the proceeds of any liquidation of those assets before any holder of the New Notes. We cannot assure you that we will have the financial resources necessary to repurchase the New Notes and satisfy our other payment obligations that could be triggered upon a change of control. If we fail to make or complete a repurchase of the New Notes in that circumstance, we will be in default under the New Notes Indenture. If we are required to repurchase a significant portion of the New Notes, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on favorable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all of our properties or assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our properties or assets has occurred, in which case, the ability of a holder of New Notes to obtain the benefit of the offer for repurchase of all or a portion of the New Notes held by such holder may be impacted.

We may be unable to repay or repurchase the New Notes at maturity.

At maturity, the entire outstanding principal amount of the New Notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If upon the maturity date other arrangements prohibit us from repaying the New Notes, we could try to obtain waivers of such prohibitions under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the New Notes.

The limited covenants applicable to the New Notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the New Notes.

The New Notes Indenture, among other things, does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the New Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur unsecured indebtedness;

•	limit our subsidiaries’ ability to incur secured (subject to compliance with lien covenants) or unsecured indebtedness, which may be structurally senior to the New Notes;

•	restrict our ability to sell assets (subject to compliance with the merger covenant) or enter into transactions with affiliates;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the New Notes; or

•	restrict certain of our subsidiaries that are bona fide joint ventures from incurring secured or unsecured indebtedness or guaranteeing debt of our subsidiaries.

In addition, although the New Notes Indenture will provide that upon the occurrence of a Change of Control Triggering Event (as defined in “Description of the New Notes—Certain Definitions”), each holder of New Notes will have the right to require us to repurchase all or any part of such holder’s New Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, this provision is subject to a number of limitations. Specifically, the definition of the term “Change of Control” is limited within the New Notes Indenture and does not cover a variety of transactions that could negatively affect the value of your New Notes and a Change of Control Triggering Event requiring us to offer to repurchase the New Notes will only be deemed to occur if, in addition to a Change of Control, there is a Below Investment Grade Rating Event (as defined in “Description of the New Notes—Change of Control”). A Below Investment Grade Rating Event requires the New Notes be rated below investment grade on the 60th day following such Change of Control. Certain of our other outstanding indebtedness requires, and future indebtedness that we may incur may require, the repurchase or repayment of such indebtedness upon a Change of Control regardless of whether such indebtedness is downgraded at the time of such Change of Control. Therefore, holders of such other indebtedness may have a right to be repaid prior to holders of the New Notes.

As described above, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets and, therefore, it may be unclear as to whether a Change of Control has occurred with respect to the New Notes and whether a holder of the New Notes may require us to make an offer to repurchase the New Notes as described above. If we were to enter into a significant corporate transaction that negatively affects the value of the New Notes, but would not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the New Notes prior to their maturity, which also could materially and adversely affect your investment.

Although there are limited covenants in the New Notes Indenture, certain of the agreements governing our existing debt contain covenants that impose significant restrictions on us that may affect our ability to operate our business and to make payments on the New Notes.

The agreements governing our existing debt, including our ABL Credit Facility and our Term Loan Facility, impose significant operating and financial restrictions on our activities. These restrictions include compliance with or maintenance of certain financial tests and ratios, including interest coverage ratios, and limit or prohibit our ability to, among other things:

•	incur or guarantee additional indebtedness and issue disqualified stock or preference shares;

•	sell assets;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	agree to certain restrictions on the ability of subsidiaries to transfer property or make payments to us;

•	make certain investments;

•	consolidate, amalgamate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into transactions with our affiliates.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, amalgamation, merger and acquisition, joint venture and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements would result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit debt holders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt and to terminate any commitments to lend. Under these circumstances, we might have insufficient funds or other resources to satisfy all our obligations, including our obligations under the New Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

We expect that the trading price of the New Notes will be significantly affected by changes in the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the New Notes will depend on a variety of factors, including, without limitation, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

If interest rates, or expected future interest rates, rise during the term of the New Notes, the trading price of the New Notes will likely decrease. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the New Notes.

Furthermore, the trading price of the New Notes will likely be significantly affected by any change in our credit quality and any ratings assigned to us or our debt. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the New Notes.

In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt or repurchasing shares of our common stock, there can be no guarantee that our credit quality will not decline during the term of the New Notes, which would likely negatively impact the trading price of the New Notes.

Credit ratings on the New Notes may not reflect all risks.

One or more credit rating agencies are expected to assign credit ratings to the New Notes. Any such ratings may not reflect the potential impact of all risks and factors that may affect the value of the New Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. No report of any rating agency is incorporated by reference herein.

Redemption may adversely affect your return on the New Notes.

We have the right to redeem some or all of the New Notes prior to maturity, as described in the section “Description of the New Notes—Optional Redemption.” We may redeem the New Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security and obligor at an effective interest rate as high as that of the New Notes.

There is no established trading market for the New Notes and one may not develop.

There is currently no established trading market for the New Notes and an active market may not develop. If an active market does develop such market may cease at any time. As a result, you may not be able to resell your New Notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the New Notes as collateral for loans. In addition, the New Notes could trade at depressed prices based on prevailing interest rates and market conditions generally or other factors referred to this Prospectus, including the section entitled “Forward-Looking Statements”.

If an active trading market for the New Notes does develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the New Notes.

If an active trading market for the New Notes does develop, the market price for the New Notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the number of potential buyers and level of liquidity of the New Notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition, liquidity and future prospects;

•	the time remaining until the New Notes mature; and

•	the overall condition of the economy and the financial markets and the industry in which we operate.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations could have an adverse effect on the market prices of the New Notes.

Credit rating agencies also continually review their ratings for debt securities of companies that they follow, including us. Negative changes in our ratings, or in our outlook, would likely have an adverse effect on the market prices of the New Notes. One of the effects of any credit rating downgrade would be to increase our costs of borrowing in the future.

The New Notes may be treated as issued with more than a de minimis amount of OID for U.S. federal income tax purposes.

The New Notes will be treated as issued with OID for U.S. federal income tax purposes if their stated redemption price at maturity exceeds their issue price by more than a statutorily defined de minimis amount. In such case, a holder subject to U.S. federal income tax, whether on the cash or accrual method of tax accounting for U.S. federal income tax purposes, will be required to include any amounts representing OID in gross income (as ordinary income) as such OID accrues (on a constant yield to maturity basis) in advance of the receipt of any payment on the New Notes to which such income is attributable. For information regarding the determination of the issue price of the New Notes and other U.S. federal income tax considerations relating to the New Notes, see “United States Federal Income Tax Considerations.”

Federal and state fraudulent transfer laws may permit a court to void the New Notes, subordinate claims in respect of the New Notes and require holders of the New Notes to return payments received from us and, if that occurs, you may not receive any payments on the New Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the New Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the New Notes could be voided as a fraudulent transfer or conveyance if (1) we issued the New Notes with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for issuing the New Notes and, in the case of (2) only, one of the following is also true at the time thereof:

•	we were insolvent or rendered insolvent by reason of the issuance of the New Notes;

•	the issuance of the New Notes left us with an unreasonably small amount of capital to carry on business; or

•	we intended to, or believed that we would, incur debts beyond our ability to pay such debts as they mature.

Claims described under subparagraph (1) above are generally described as intentional fraudulent conveyances, while those under subparagraph (2) above are constructive fraudulent conveyances. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the New Notes if we did not substantially benefit directly or indirectly from the issuance of the New Notes. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or now or antecedent debt is secured or satisfied. To the extent that the fraudulent conveyance analysis turns on insolvency, as with a constructive fraudulent conveyance, the insolvency determination is an intensely factual one, which is supposed to be conducted based on current conditions rather than with the benefit of hindsight. Generally an entity would be considered insolvent if, at the time it incurred indebtedness, insolvency was present based on one of three alternative tests described above. For purposes of evaluating solvency under the first of these tests, a court would evaluate whether the sum of an entity’s debts, including contingent liabilities in light of the probabilities of their incurrence, was greater than the fair saleable value of all its assets.

If a court were to find that the issuance of the New Notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the New Notes or subordinate the New Notes to presently existing and future indebtedness of us, or require the holders of the New Notes to repay any amounts received with respect to such New Notes. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the New Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offers. The Old Notes that are surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the April 2020 Refinancing Transactions and certain open market debt repurchases subsequent to March 31, 2020. The table does not give effect to the consummation of the Exchange Offers or the issuance of the New Notes.

This table should be read in conjunction with “Summary—Recent Developments” in this Prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2019 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each of which is incorporated by reference herein.

	As of March 31, 2020
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$451	$421
Debt(2):
Senior Secured Credit Facilities
Term Loan Facility	543	543
ABL Credit Facility(3)	450	450
Senior Notes
7.625% Senior Notes due 2020	64	64
7.875% Senior Notes due 2021	138	111
7.000% Senior Notes due 2022	133	133
6.500% Senior Notes due 2023	275	237
6.000% Senior Notes due 2024	252	101
8.500% Senior Notes due 2029	54	297
Debentures
8.875% Debentures due 2021	60	59
6.625% Debentures due 2029	150	113
8.820% Debentures due 2031	69	69

Total debt(4)	2,188	2,177
Total stockholders’ equity (deficit)	(429)	(429)
Noncontrolling interests in subsidiaries	13	13

Total capitalization(4)	$1,772	$1,761

1.

Actual cash and cash equivalents includes $289 million in the United States and $162 million at international locations. As adjusted cash and cash equivalents reflects an estimated $2 million payment of fees and expenses associated with the April 2020 Refinancing Transactions.

2.

Amounts shown reflect outstanding principal balances. For a description of our indebtedness, see Note 14 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 incorporated by reference herein.

3.

As of May 15, 2020, $435 million of borrowings were outstanding under the ABL Credit Facility, as well as $53 million of letters of credit, and $186 million was available for borrowing under our ABL Credit Facility (after giving effect to outstanding letters of credit).

4.

Actual total debt excludes unamortized debt discount and unamortized debt issuance costs of $8 million and $12 million, respectively. Accordingly, total debt was $2,168 million in our unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference herein.

GENERAL TERMS OF THE EXCHANGE OFFERS AND THE CONSENT SOLICITATIONS

General

Upon the terms and subject to the conditions set forth in this Prospectus, the Company is offering to exchange any and all outstanding Old Notes validly tendered (and not validly withdrawn) for (i) in the case of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time, the Early Tender Consideration, and (ii) in the case of Old Notes validly tendered (and not validly withdrawn) after the Early Tender Time but at or prior to the Expiration Time, the Exchange Consideration. Old Notes validly tendered (and not validly withdrawn) will be accepted in accordance with the Acceptance Priority Level and the payment of up to the Maximum Exchange Amount (subject to our right to increase the Maximum Exchange Amount as described below). The Exchange Offers are subject to the Acceptance Priority Levels set forth below:

Old Notes	Acceptance Priority Level
2021 Debentures	1
2021 Notes	2
2022 Notes	3
2023 Notes	4
2024 Notes	5

Acceptance will be solely determined according to the provisions above, and Old Notes tendered at or prior to the Early Tender Time will have no priority in acceptance by the Company over Old Notes tendered after the Early Tender Time.

In addition, the Company is soliciting consents to amend the Old Notes Indentures. The purpose of the Consent Solicitations is to obtain Consents required to adopt the Proposed Amendments, which would, among other things, eliminate substantially all of the restrictive covenants contained in the Old Notes Indentures and the Old Notes, eliminate certain events of default, modify covenants regarding restrictions on secured debt and restrictions on sale and leaseback transactions, and modify or eliminate certain other provisions, including certain provisions relating to defeasance, contained in the Old Notes Indentures and the Old Notes. The Proposed Amendments will be set forth in the Supplemental Indentures. It is expected that the Supplemental Indentures will be executed promptly following receipt of the requisite Consents for such series Old Notes, but in any event not prior to the later of the Early Tender Time and the Withdrawal Deadline. In order to be adopted, (i) the Proposed Amendments must be consented to by the holders of a majority of the outstanding principal amount of a series of Old Notes and (ii) all tendered Old Notes for such series must be accepted for exchange in the related Exchange Offer. The Proposed Amendments will become operative immediately prior to the acceptance of such Old Notes pursuant to the applicable Exchange Offer. In the event that the requisite Consents for a series of Old Notes are received and not validly revoked but the Old Notes of such series tendered in the applicable Exchange Offer are subject to proration, the Proposed Amendments with respect to such series of Old Notes will not become operative despite the Company accepting the Old Notes of such series in the applicable Exchange Offer.

Tenders may be withdrawn and Consents may be revoked at any time at or prior to the applicable Withdrawal Deadline, but holders may not withdraw tendered Old Notes or revoke Consents after such deadline, except as required by applicable law. Prior to the applicable Withdrawal Deadline, if a holder withdraws its tendered Old Notes such holder will be deemed to have revoked its Consents and may not deliver subsequent Consents without re-tendering its Old Notes. The Company may extend the Expiration Time without extending the Withdrawal Deadline, unless otherwise required by applicable law. The Company may also extend the Withdrawal Deadline with respect to some or all series of Old Notes.

In the event of a termination, the Proposed Amendments will not become effective, no consideration will be paid, and the Old Notes tendered pursuant to the Exchange Offers will be promptly returned to the tendering holders.

Holders may not withdraw previously tendered Old Notes without revoking their corresponding Consent. In each instance, any revocation is subject to the procedures described in the section “Withdrawal of Tenders and Revocation of Consents.” For the avoidance of doubt, to the extent that a holder has tendered its Old Notes and delivered its corresponding Consent, in order for such holder to either withdraw the tender of its Old Notes or revoke its corresponding Consent, the holder must withdraw both its previously delivered tender of Old Notes and Consent.

All Old Notes validly tendered in accordance with the procedures set forth under “Procedures for Tendering Old Notes and Delivering Consents” and not validly withdrawn in accordance with the procedures set forth under “Withdrawal of Tenders and Revocation of Consents” prior to the applicable Withdrawal Deadline, will, upon the terms and subject to the conditions hereof, and if the Exchange Offers are not withdrawn or terminated by us, be accepted by the Company.

If the requisite Consents are received for any series of Old Notes and the applicable Supplemental Indenture has become operative, the Proposed Amendments for such series of Old Notes will be binding on all holders of such series of Old Notes. Accordingly, consummation of the Exchange Offers and the adoption of the Proposed Amendments may have adverse consequences for holders who elect not to tender Old Notes affected thereby in the Exchange Offers. See “Proposed Amendments.”

From time to time after the Expiration Time, the Company or its affiliates may acquire any Old Notes that are not tendered and accepted in the Exchange Offers or any New Notes issued in the Exchange Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company may determine (or as may be provided for in the Old Notes Indentures or in the New Notes Indenture), which with respect to the Old Notes may be more or less than the consideration to be received by participating holders in the Exchange Offers and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates may choose to pursue in the future.

Consideration

In exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at any time (i) at or prior to the Early Tender Time and accepted by the Company, participating holders of Old Notes will receive the Early Tender Consideration and (ii) after the Early Tender Time but at any time at or prior to the Expiration Time and accepted by the Company, participating holders of Old Notes will receive the Exchange Consideration.

Subject to the terms and conditions described herein, payment of the Exchange Consideration and Early Tender Consideration, as applicable, for each Exchange Offer will occur on the Settlement Date as set forth herein. Holders of Old Notes validly tendered (and not validly withdrawn) and accepted by the Company will be entitled to receive accrued and unpaid interest, if any, in cash on their exchanged Old Notes up to, but not including, the Settlement Date, in addition to the Early Tender Consideration or Exchange Consideration that such holder would receive in the Exchange Offers.

The Company will not accept any tender that would result in the issuance of less than $2,000 principal amount of New Notes to a participating holder. The aggregate principal amount of New Notes issued to each participating holder for all Old Notes validly tendered (and not validly withdrawn) and accepted by the Company will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes you will receive, and cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down.

Maximum Exchange Amount, Acceptance Priority Levels and Proration

Subject to the Maximum Exchange Amount and proration as described herein, the Old Notes validly tendered and not validly withdrawn and accepted by the Company on the Settlement Date will be accepted in accordance with the Acceptance Priority Levels set forth in Table I on page i of this Prospectus (with 1 being the highest Acceptance Priority Level and 5 being the lowest Acceptance Priority Level).

In determining whether the Maximum Exchange Amount is exceeded at a particular Acceptance Priority Level, all Old Notes required to be accepted in higher priority levels will be included. Subject to the Maximum Exchange Amount and proration as described herein, Old Notes validly tendered (and not validly withdrawn) will be accepted by the Company in the Exchange Offers in the following order, subject to the Maximum Exchange Amount:

•	First, with respect to such tendered Priority 1 Notes, all such tendered Priority 1 Notes will be accepted;

•	Second, with respect to such tendered Priority 2 Notes, all such tendered Priority 2 Notes will be accepted;

•	Third, with respect to such tendered Priority 3 Notes (including, for the avoidance of doubt, the Supporting Holder Notes), all such tendered Priority 3 Notes will be accepted;

•	Fourth, with respect to such tendered Priority 4 Notes (including, for the avoidance of doubt, the Supporting Holder Notes), all such tendered Priority 4 Notes will be accepted; and

•	Fifth, with respect to such tendered Priority 5 Notes (including, for the avoidance of doubt, the Supporting Holder Notes), all such tendered Priority 5 Notes will be accepted.

If accepting all tendered Old Notes of a series would result in the Maximum Exchange Amount being exceeded, Old Notes of such series will be accepted, on a pro rata basis, in the greatest aggregate principal amount practicable that does not cause the Maximum Exchange Amount to be exceeded, and no tendered Old Notes with a lower Acceptance Priority Level will be accepted.

Acceptance will be solely determined according to the provisions above, and Old Notes tendered at or prior to the Early Tender Time will have no priority in acceptance by the Company over Old Notes tendered after the Early Tender Time.

The Company reserves the right, subject to applicable law, but is under no obligation, other than pursuant to the Support Agreement, to increase the Maximum Exchange Amount, which could result in the Company purchasing a greater or lesser principal amount of Old Notes in the Exchange Offers. Subject to compliance with applicable law and the Support Agreement, there can be no assurance that the Company will exercise its right to increase the Maximum Exchange Amount or extend the Withdrawal Deadline in connection therewith. The Company may extend the Withdrawal Deadline with respect to some or all series of Old Notes. For a summary of terms and conditions of the Support Agreement, see “Summary—Recent Developments—Agreements with the Supporting Holder—Support Agreement.”

If proration of the tendered Old Notes is required with respect to any series of Old Notes, the Company will determine the final proration factor as soon as practicable after the Expiration Time and after giving effect to any increase in the Maximum Exchange Amount. The Company will announce results of such proration as described in “—Announcements.” Holders may obtain such information from the Information Agent and may be able to obtain such information from their brokers. If proration of the tendered Old Notes is required with respect to any series of Old Notes, we will accept tendered Old Notes of such series on a prorated basis, with the aggregate principal amount of each holder’s validly tendered Old Notes accepted determined by multiplying each holder’s tender by the applicable proration factor, and rounding the product down to the nearest $1,000 principal amount. Depending on the amount tendered and the proration factor applied with respect to the applicable series of Old Notes, if the principal amount of such Old Notes returned to a Holder as a result of proration would result in less than the minimum authorized denomination of $2,000 principal amount (or, in the case of the 2021 Debentures, the minimum authorized denomination of $1,000 principal amount) being returned to such Holder, the Company will either accept all or reject all of the amount tendered. Cash consideration will be paid in lieu of any amount of New Notes not received as a result of rounding.

Extension, Termination or Amendment

Subject to applicable law, the Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offers or the Consent Solicitations shall have occurred or shall have been determined by the Company to have occurred, to extend the period during which any or all of the Exchange Offers and/or the Consent Solicitations are open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of any Exchange Offer and the Consent Solicitations, all Old Notes previously tendered and not withdrawn will remain subject to the applicable Exchange Offer and all Consents previously delivered and not revoked will remain subject to the applicable Consent Solicitations, and may, subject to the terms and conditions of the applicable Exchange Offer and the applicable Consent Solicitations, be accepted for exchange by the Company. The Company reserves the right to extend any Exchange Offer independently of the others. See also “—Announcements.”

Any waiver, amendment or modification of an Exchange Offer or Consent Solicitations will apply to all Old Notes tendered pursuant to the applicable Exchange Offer and all Consents delivered pursuant to the applicable Consent Solicitations. If the Company makes a change that the Company determines to be material in any of the terms of an Exchange Offer or Consent Solicitations, or waives a condition of an Exchange Offer or Consent Solicitation that the Company determines to be material, the Company will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional Exchange Offer documents and extend the applicable Exchange Offer and the Consent Solicitations and withdrawal and revocation rights with respect to such Exchange Offer and the Consent Solicitations as the Company determines necessary and to the extent required by applicable law. Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

The Company may terminate or withdraw at its sole discretion any or all of the Exchange Offers and the Consent Solicitations at any time and for any reason, including based on the acceptance rate and outcome of such Exchange Offer or if any condition is not satisfied on or after the Expiration Time with respect to such Exchange Offer or Consent Solicitations.

There can be no assurance that the Company will exercise its right to extend, terminate or amend any or all of the Exchange Offers or Consent Solicitations. During any extension and irrespective of any amendment to an Exchange Offer or Consent Solicitations, all Old Notes previously tendered and not withdrawn will remain subject to such Exchange Offer, and all Consents previously delivered and not revoked will remain subject to such Consent Solicitations, and may be accepted thereafter for exchange by the Company, subject to compliance with applicable law. In addition, the Company may waive conditions without extending any or all of the Exchange Offers or Consent Solicitations in accordance with applicable law.

Announcements

Any extension, termination or amendment of any or all of the Exchange Offers and the Consent Solicitations will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time for the Exchange Offers. Without limiting the manner in which the Company may choose to make such announcement, the Company will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that the Company deems appropriate. See also “—Extension, Termination or Amendment.”

Soliciting Broker Fee

We have agreed to pay a Soliciting Broker Fee equal to $2.50 for each $1,000 principal amount of Old Notes that are validly tendered and accepted for exchange pursuant to any Exchange Offer to retail brokers that are appropriately designated by their clients to receive this fee. No Soliciting Broker Fees will be paid if such Exchange Offer is not consummated. Soliciting Broker Fees will only be paid to retail brokers upon consummation of the applicable Exchange Offer, and the Soliciting Broker Fees will be payable thereafter upon request by the soliciting retail brokers and presentation of such supporting documentation as we may reasonably request, including the Soliciting Broker Form, a copy of which may be obtained from the Information Agent or Exchange Agent.

PROPOSED AMENDMENTS

The Old Notes have been issued pursuant to the Old Notes Indentures. In general, the Proposed Amendments would eliminate substantially all of the restrictive covenants contained in the Old Notes Indentures and the Old Notes (including covenants regarding restrictions on secured debt and restrictions on sale and leaseback transactions), modify covenants regarding mergers and consolidations, eliminate certain events of default, and modify or eliminate certain other provisions, including certain provisions relating to reporting and defeasance, contained in the Old Notes Indentures and the Old Notes.

The Old Notes Indentures Governing the 2021 Notes, 2022 Notes, 2023 Notes and 2024 Notes

The Proposed Amendments, to the extent adopted with respect to the Old Notes Indentures governing the 2021 Notes, 2022 Notes, 2023 Notes and 2024 Notes, would delete the covenants and certain other provisions listed below and references thereto in their entirety from the applicable Old Notes Indentures, as well as the defined terms and other references related to such covenants and provisions, but made irrelevant as a result of their deletion.

•	Section 4.06 (Restrictions on Secured Debt)

•	Section 4.07 (Restrictions on Sale and Lease-Back Transactions)

•	Section 4.08 (Reports to Holders)

•	Section 4.09 (Statement by Officers as to Default)

•	Section 5.01 (Consolidation, Merger and Sale of Assets) — deleting clause (a) relating to permitted jurisdictions of formation of the issuer following certain transactions

•	Section 6.01 (Events of Default) — deleting clauses (3), (4) and (5) relating to covenant or warranty breaches and defaults related to certain bankruptcy events and judgments

•	Section 9.02 (Conditions to Defeasance) — deleting clauses (d) and (e) specifying certain conditions to legal defeasance and covenant defeasance

The Old Notes Indenture Governing the 2021 Debentures

The Proposed Amendments, to the extent adopted with respect to the Old Notes Indenture governing the 2021 Debentures, would delete the covenants and certain other provisions listed below and references thereto in their entirety from the applicable Old Notes Indenture, as well as the defined terms and other references related to such covenants and provisions, but made irrelevant as a result of their deletion.

•	Section 1006 (Restrictions on Secured Debt)

•	Section 1007 (Restrictions on Sale and Lease-Back Transactions)

•	Section 1008 (Statement by Officers as to Default)

•	Section 501 (Events of Default) — deleting clauses (4), (5) and (6) relating to covenant or warranty breaches and defaults related to certain bankruptcy events and judgments

•	Section 801 (Consolidation, Merger, Lease, Sale or Transfer) – deleting clause (3) relating to permitted jurisdictions of formation of the issuer following certain transactions

•	Section 1304 (Conditions to Defeasance or Covenant Defeasance) — deleting clauses (2) and (3) specifying certain conditions to legal defeasance and covenant defeasance

The Old Notes Indentures — Generally

The Proposed Amendments will also delete defined terms to the extent such terms are no longer used in the Old Notes Indentures, eliminate section references that cease to have meaning by virtue of the changes made by the Proposed Amendments and effect certain other conforming changes.

The Proposed Amendments constitute a single proposal for each of the Consents under the Consent Solicitations, and a consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

It is expected that a Supplemental Indenture with respect to a series of Old Notes will be executed promptly following receipt of the requisite Consents for such series of Old Notes, but in any event not prior to the later of the Early Tender Time and the Withdrawal Deadline. The Proposed Amendments with respect to a series of Old Notes will become operative immediately prior to the acceptance of the Old Notes of such series pursuant to the applicable Exchange Offer. If we receive requisite Consents with respect to a series of Old Notes and the Proposed Amendments for such series of Old Notes are adopted, the Old Notes of such series that are not tendered will remain outstanding but will be subject to the terms of the applicable Old Notes Indenture, as modified by the applicable Supplemental Indenture. In the event that the requisite Consents for a series of Old Notes are received and not validly revoked but the Old Notes of such series tendered in the applicable Exchange Offer are subject to proration, the Proposed Amendments with respect to such series of Old Notes will not become operative despite the Company accepting the Old Notes of such series in the applicable Exchange Offer.

ACCEPTANCE OF OLD NOTES; ACCEPTANCE OF CONSENTS; ACCRUAL OF INTEREST

Acceptance of Old Notes for Exchange; Acceptance of Consents

If the conditions to the Exchange Offers and the Consent Solicitations are satisfied, or if the Company waives all of the conditions that have not been satisfied, and the Company has not withdrawn or terminated the Exchange Offers, the Company will accept for exchange on the Settlement Date, after the Company receives validly completed and duly executed Request Messages (as defined in “Procedures for Tendering Old Notes and Delivering of Consents—Tender of Old Notes Through ATOP” below) with respect to any and all of the Old Notes validly tendered (and not validly withdrawn), the Old Notes to be exchanged by notifying the Exchange Agent of the Company’s acceptance, subject to the terms and conditions set forth in this Prospectus, including but not limited to the Maximum Exchange Amount and the proration described above under “General Terms of the Exchange Offers and the Consent Solicitations—Maximum Exchange Amount, Acceptance Priority Levels and Proration.” The notice may be oral if the Company promptly confirms such notice in writing.

The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of, or the exchange of, Old Notes tendered under any or all of the Exchange Offers (subject to Rule 14e-1(c) under the Exchange Act, which requires that the Company issue the offered consideration or return the Old Notes deposited pursuant to such Exchange Offer promptly after termination or withdrawal of the Exchange Offers), or to terminate such Exchange Offer and not accept for exchange any Old Notes not previously accepted for exchange, (1) based on the acceptance rate and outcome of any of the Exchange Offers, (2) if any of the conditions to the Exchange Offers shall not have been satisfied or validly waived by the Company or (3) in order to comply in whole or in part with any applicable law.

In all cases, the Early Tender Consideration or Exchange Consideration, as applicable, for Old Notes exchanged pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of (1) certificates representing the Old Notes, or timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of the Old Notes into the Exchange Agent’s account at DTC, and (2) a Request Message. The Exchange Offers and the Consent Solicitations are scheduled to expire at the Expiration Time for such Exchange Offers and the Consent Solicitations, unless extended by the Company at its sole discretion.

For purposes of an Exchange Offer, the Company will have accepted for exchange any and all Old Notes validly tendered (and not validly withdrawn), if, as and when the Company gives oral or written notice to the Exchange Agent of the Company’s acceptance of such Old Notes for exchange pursuant to such Exchange Offer. In all cases, exchange of Old Notes pursuant to the Exchange Offers will be made by the deposit of any Early Tender Consideration or Exchange Consideration, as applicable, with the Exchange Agent, which will act as your agent for the purposes of receiving payments and New Notes from the Company, and transmitting any interest cash payments and delivering New Notes to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Old Notes tendered pursuant to the Exchange Offers are delayed (whether before or after the Company’s acceptance for exchange of the Old Notes) or the Company extends an Exchange Offer or are unable to accept for exchange the Old Notes tendered pursuant to an Exchange Offer, then, without prejudice to the Company’s rights set forth herein, the Company may instruct the Exchange Agent to retain tendered Old Notes and those Old Notes may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents” below.

Tenders of Old Notes pursuant to the Exchange Offers, as well as Consents with respect to the Old Notes pursuant to the Consent Solicitations, will be accepted only in principal amounts equal to $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Old Notes must continue to hold Old Notes in the minimum authorized denomination of $2,000 principal amount (or, in the case of the 2021 Debentures, the minimum authorized denomination of $1,000 principal amount). The Company will not accept any tender that would result in the issuance of less than $2,000 principal amount of New Notes to a participating holder.

The Company will pay or cause to be paid all transfer taxes with respect to the exchange of any Old Notes.

Accrued Interest

Holders of Old Notes validly tendered (and not validly withdrawn) and accepted by the Company will be entitled to receive accrued and unpaid interest, if any, in cash on their exchanged Old Notes up to, but not including, the Settlement Date, in addition to the Early Tender Consideration or Exchange Consideration that such holder would receive in the Exchange Offers.

Under no circumstances will any special interest be payable because of any delay in the transmission of funds to any holder of Old Notes with respect to the New Notes to be received in exchange for the Old Notes or otherwise.

Sources of Funds for the Exchange Offers

The Company intends to fund all cash payable to holders pursuant to the Exchange Offers with cash on hand.

PROCEDURES FOR TENDERING OLD NOTES AND DELIVERING CONSENTS

General

In order to participate in the Exchange Offers, you must validly tender your Old Notes to the Exchange Agent, as further described below. It is your responsibility to validly tender your Old Notes. The Company has the right to waive any defects. However, the Company is not required to waive defects and is not required to notify you of defects in your tender.

The tender of Old Notes pursuant to the Exchange Offers in accordance with the procedures described below will be deemed to constitute a delivery of a Consent to the Proposed Amendments. Holders of Old Notes who tender their Old Notes pursuant to the Exchange Offers are obligated to deliver their Consents to the Proposed Amendments. Holders of Old Notes may not deliver Consents without tendering their Old Notes pursuant to the Exchange Offers.

If you have any questions or need help in tendering your Old Notes or delivering your Consents, please contact the Information Agent or the Exchange Agent at the addresses and telephone numbers listed on the back cover of this Prospectus.

Valid Tender of Old Notes

Except as set forth below with respect to ATOP procedures, for a holder to validly tender Old Notes pursuant to the Exchange Offers, a Request Message must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this Prospectus at any time at or prior to the applicable Expiration Time (or the Early Tender Time, if the holder wishes to tender at any time at or prior to such Early Tender Time), and, in the case of tendered Old Notes, the Old Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent at any time at or prior to the applicable Expiration Time (or the Early Tender Time, if the holder wishes to tender at any time at or prior to such Early Tender Time).

In all cases, the exchange of Old Notes validly tendered (and not validly withdrawn) and accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of (1) Book-Entry Confirmation with respect to such Old Notes; and (2) a Request Message.

Tender of Old Notes Held in Physical Form

We do not believe any Old Notes exist in physical form. If you believe you hold Old Notes in physical form, please contact the Information Agent or Exchange Agent regarding procedures for participating in the Exchange Offers.

Tendering Old Notes Held Through a Custodian

Any holder whose Old Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes should contact such custodial entity promptly and instruct such custodial entity to tender the Old Notes on such holder’s behalf.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offers, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, a Request Message with respect to the Old Notes, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus at any time at or prior to the applicable Expiration Time (or the Early Tender Time, if the holder wishes to tender at any time at or prior to such Early Tender Time).

Tender of Old Notes through ATOP

DTC participants may electronically transmit their acceptance of the Exchange Offers through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offers and send a Request Message to the Exchange Agent for its acceptance.

A “Request Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the applicable Exchange Offer documents.

If a holder of Old Notes transmits its acceptance through ATOP, delivery of such tendered Old Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth herein. Unless such holder delivers the Old Notes being tendered to the Exchange Agent, the Company may, at its option, treat such tender as defective for purposes of delivery of acceptance for exchange and the right to receive New Notes. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. If you desire to tender your Old Notes on the day that the Early Tender Time or the Expiration Time occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. The Company will have the right, which may be waived, to reject the defective tender of Old Notes as invalid and ineffective.

The Company has not provided guaranteed delivery procedures in conjunction with the Exchange Offers or under any of the Exchange Offers documents or other Exchange Offers materials provided therewith. Holders must timely tender their Old Notes in accordance with the procedures set forth in the applicable Exchange Offer documents.

There is no letter of transmittal for the Exchange Offers. Holders must tender Old Notes through DTC’s ATOP procedures.

Delivery of Consents Through ATOP

The tender of Old Notes pursuant to the Exchange Offers in accordance with the procedures described below will be deemed to constitute a delivery of a Consent to the Proposed Amendments. Holders of Old Notes who tender their Old Notes pursuant to the Exchange Offers are obligated to deliver their Consents to the Proposed Amendments.

Holders may not tender their Old Notes without delivering the applicable Consent with respect to the Old Notes tendered.

Effect of Tender

Any tender of Old Notes by a holder, and the Company’s subsequent acceptance of that tender, will constitute a binding agreement between that holder and the Company upon the terms and subject to the conditions of the Exchange Offers described herein. The participation in the Exchange Offers by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Representations, Warranties and Covenants of Holders of Old Notes

Upon a valid tender of Old Notes and transmission of a Request Message to the Exchange Agent, a holder will, subject to that holder’s ability to withdraw its tender and subject to the terms and conditions of the Exchange Offers, be deemed, among other things, to:

1.

irrevocably sell, assign and transfer to or upon the Company’s order or the order of the Company’s nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Old Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against the Company or any fiduciary, trustee, fiscal agent or other person connected with the Old Notes arising under, from or in connection with those Old Notes;

2.	waive any and all rights with respect to the Old Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Old Notes; and

3.

release and discharge the Company and the Old Debentures Trustee or the Old Notes Trustee, as applicable, from any and all claims that the holder may have, now or in the future, arising out of or related to the Old Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Old Notes tendered thereby, other than the Company’s obligations as to the Early Tender Consideration or Exchange Consideration, as applicable, and accrued and unpaid interest as expressly provided in this Prospectus, or to participate in any redemption or defeasance of the Old Notes tendered thereby.

In addition, each holder of Old Notes validly tendered in an Exchange Offer upon transmission of a Request Message to the Exchange Agent will be deemed to represent, warrant and agree that:

A:	it has received this Prospectus and has reviewed it;

1.

it is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the Old Notes tendered thereby, and it has full power and authority to tender such Old Notes and deliver the related Request Message;

2.

the Old Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, restrictions, charges and encumbrances of any kind, and the Company will acquire good title to those Old Notes, free and clear of all liens, restrictions, charges and encumbrances of any kind, when the Company accepts the same;

3.

it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered thereby from the date of such tender, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

4.

it is not a person to whom it is unlawful to make an invitation to tender pursuant to the Exchange Offer under applicable law, and it has observed (and will observe) the laws of all relevant jurisdictions in connection with its tender;

5.

it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered hereby;

6.

in evaluating the applicable Exchange Offer and in making its decision whether to participate in such Exchange Offer by tendering its Old Notes and transmitting a Request Message to the Exchange Agent, it has made its own independent appraisal of the matters referred to in this Prospectus and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us, the Information Agent, Exchange Agent or the Dealer Manager, other than those contained in this Prospectus, as amended or supplemented through the Expiration Time; and

7.

it hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company), with full powers of substitution and revocation (such power-of-attorney being deemed to be an irrevocable power coupled with an interest), to (i) present the Old Notes and all evidences of transfer and authenticity to, or transfer ownership of, the Old Notes on the account books maintained by Euroclear, Clearstream, or DTC to, or upon the order of, the Company, (ii) present the Old Notes for transfer of ownership on the books of the relevant security register and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of the Old Notes all in accordance with the terms of and conditions to the Exchange Offers as set forth in this Prospectus.

The representations, warranties and agreements of a holder tendering Old Notes will be deemed to be repeated and reconfirmed on and as of the Early Tender Time, the Expiration Time and the Settlement Date. All authority conferred or agreed to by a tender of Old Notes and transmission of a Request Message to the Exchange Agent shall not be affected by, and shall survive, the death or incapacity of the person making such tender and transmission, and every obligation of such person shall be binding upon such person’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes and delivery of Consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any Old Notes or delivery of Consents determined by the Company not to be in proper form, or if the acceptance of or exchange of such Old Notes may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any condition to the Exchange Offers at its sole discretion, subject to applicable law. The Company may waive any such condition with respect to some or all of the Exchange Offers.

Your tender and/or delivery of Consents will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender or delivery or revocation of a Consent will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Old Notes or Consents, or will incur any liability for failure to give any such notification.

PLEASE SEND ALL MATERIALS TO THE EXCHANGE AGENT AND NOT TO THE COMPANY, THE OLD DEBENTURES TRUSTEE, THE OLD NOTES TRUSTEE, THE NEW NOTES TRUSTEE OR THE DEALER MANAGER.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

Old Notes validly tendered and not validly withdrawn at a time at or prior to the applicable Withdrawal Deadline may not be validly withdrawn at any time thereafter, and Old Notes validly tendered after such Withdrawal Deadline may not be validly withdrawn at any time thereafter, unless any of the Exchange Offers is terminated without any Old Notes being accepted or unless as otherwise required by applicable law. If such a termination occurs, the Old Notes of the series of Old Notes as to which the termination occurred will be returned to the tendering holder as promptly as practicable.

A holder of Old Notes may not revoke a Consent without withdrawing the previously tendered Old Notes to which such Consent relates. Tenders of Old Notes may be validly withdrawn, and Consents may be validly revoked, at any time at or prior to the applicable Withdrawal Deadline. A valid withdrawal of tendered Old Notes effected prior to the applicable Withdrawal Deadline will constitute the concurrent valid revocation of such holder’s related Consent.

In order for a holder to validly revoke a Consent, such holder must validly withdraw the related tendered Old Notes at any time at or prior to the applicable Withdrawal Deadline. Tendered Old Notes may not be validly withdrawn subsequent to the Withdrawal Deadline, expect as described below or unless otherwise required by law. If, after the Withdrawal Deadline, the Company (i) reduces the principal amount of Old Notes subject to the Exchange Offer, or (ii) reduces the applicable Early Tender Consideration or the Exchange Consideration, then previously tendered Old Notes may be validly withdrawn within a reasonable period under the circumstances after the date that notice of such reduction or permitted withdrawal is first published or given or sent to holders of the Old Notes by the Company. The Company may extend the Early Tender Time or the Expiration Time with respect to some or all series of Old Notes, unless otherwise required by applicable law. The valid withdrawal of tendered Old Notes prior to the applicable Withdrawal Deadline will be deemed to be a concurrent revocation of the corresponding Consent to the Proposed Amendments.

A holder who validly withdraws previously tendered Old Notes at any time at or prior to the applicable Withdrawal Deadline and does not validly re-tender Old Notes prior to the Early Tender Time or the applicable Expiration Time will not receive the applicable Early Tender Consideration or the Exchange Consideration, respectively. A holder who validly withdraws previously tendered Old Notes at any time at or prior to the applicable Withdrawal Deadline and validly re-tenders Old Notes at any time at or prior to the applicable Expiration Time (but after the Early Tender Time) will receive only the applicable Exchange Consideration (assuming such Old Notes are accepted for exchange).

Subject to applicable law, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Old Notes tendered pursuant to an Exchange Offer, or acceptance of any Consents delivered pursuant to the Consent Solicitations, is delayed (whether before or after the Company’s acceptance for exchange of Old Notes) or the Company extends an Exchange Offer or the Consent Solicitations, or is unable to accept for exchange, or exchange, the Old Notes tendered pursuant to such Exchange Offer, the Company may instruct the Exchange Agent to retain tendered Old Notes and those Old Notes may not be withdrawn, and all Consents previously delivered and not revoked will remain subject to the Consent Solicitations, except to the extent that you are entitled to the withdrawal rights set forth herein. Under no circumstances will any special interest be payable because of any delay in the transmission of funds to any holder of Old Notes with respect to the New Notes to be received in exchange for the Old Notes or otherwise.

To be effective, a written or electronic transmission notice of withdrawal of a tender or a revocation of a Consent or a properly transmitted “Request Message” through DTC’s ATOP system for either a withdrawal of a tender or a revocation of a Consent, must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover of this Prospectus at any time at or prior to the applicable Withdrawal Deadline;

•	specify the name of the holder of the Old Notes and the corresponding Consent to be withdrawn or revoked, as applicable;

•

contain the description of the Old Notes, the corresponding Consent related to such Old Notes, in each case, to be withdrawn, the number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the Old Notes withdrawn, and the aggregate principal amount represented by such Old Notes; and be signed by the DTC participant tendering such Old Notes through ATOP in the same manner as the participant’s name is listed in the applicable Request Message.

If the Old Notes to be withdrawn or the Consents to be revoked have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Old Notes and the revocation of Consents can only be accomplished in accordance with the foregoing procedures.

The Company will have the right, which may be waived, to reject the defective tender of Old Notes as invalid and ineffective.

If you validly withdraw Old Notes and validly revoke Consents, you will have the right to re-tender them at any time at or prior to the applicable Expiration Time (or at any time at or prior to the Early Tender Time, if you wish to tender by the Early Tender Time) in accordance with the procedures described above for tendering Old Notes and/or delivering the Consents. If the Company amends or modifies the terms of an Exchange Offer or Consent Solicitations, or the information concerning an Exchange Offer or Consent Solicitations in a manner determined by the Company to constitute a material change to holders of Old Notes, the Company will disseminate additional Exchange Offer materials and extend the period of any such Exchange Offer or Consent Solicitations, including any withdrawal rights, if applicable, to the extent required by law and as the Company determines necessary. An extension of the Withdrawal Deadline, the Early Tender Time or the Expiration Time for an Exchange Offer will not affect a holder’s withdrawal rights unless otherwise provided herein or in any additional Exchange Offer materials or as required by applicable law.

CONDITIONS OF THE EXCHANGE OFFERS AND THE CONSENT SOLICITATIONS

The Exchange Offers and the Consent Solicitations are subject to the satisfaction or waiver of the conditions described below.

The consummation of any of the Exchange Offers and any of the corresponding Consent Solicitations is conditioned on the following (the “General Conditions”):

•	the registration statement of which this Prospectus forms a part shall have been declared effective by the SEC on or prior to the Expiration Time and shall remain effective on the Settlement Date;

•

there shall not have been instituted, threatened or be pending any action, proceeding, application, claim counterclaim or investigation (whether formal or informal, and whether oral or in writing) (and there shall not have been any material adverse development to any action, application, claim counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentally, domestic or foreign, or by any other person, domestic or foreign, in connection with the Exchange Offers and the Consent Solicitations that challenges the making of the Exchange Offers or the Consent Solicitations or that, in the Company’s sole judgment, either (a) is, or is reasonably likely to be, materially adverse to the Company’s and its subsidiaries’ business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offers or the Consent Solicitations or (c) would materially impair the contemplated benefits of any offer to the Company or be material to holders in deciding whether to accept the Exchange Offers or the Consent Solicitations;

•

no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the Company’s sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offers or the Consent Solicitations or (b) is, or is reasonably likely to be, materially adverse to the Company’s and its subsidiaries’ business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects of the Company;

•

there shall not have occurred or be likely to occur any event or condition affecting the Company’s and its subsidiaries’ business or financial affairs and its subsidiaries that, in the Company’s sole judgment, either (a) is, or is reasonably likely to be, materially adverse to the Company’s and its subsidiaries’ business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offers or the Consent Solicitations or (c) would or might materially impair the contemplated benefits of the Exchange Offers or the Consent Solicitations to the Company or be material to holders in deciding whether to participate in the Exchange Offers or the Consent Solicitations;

•

the trustees under the Old Notes Indentures shall not have objected in any respect to or taken any action that could or would, in the Company’s sole judgment, adversely affect the consummation of the Exchange Offers and shall not have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of any offer or the acceptance of, or payment for, some or all of the applicable series of Old Notes pursuant to any offer;

•

there shall not exist, in the Company’s sole judgment, any actual or threatened legal impediment to the acceptance for exchange of, or exchange of, the Old Notes; and there shall not have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the market price for the Old Notes, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the Company’s reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity, (g) any material adverse change in the securities or financial markets in the United States generally or (h) in the case of any of the foregoing existing on the date hereof, a material acceleration, escalation or worsening thereof.

The consummation of any of the Exchange Offers and any of the corresponding Consent Solicitations is also conditioned on the satisfaction or waiver of the Minimum Tender Condition. Subject to certain conditions, we have agreed not to waive the Minimum Tender Condition without the consent of the Supporting Holder (but no such consent is required to otherwise terminate, withdraw, amend or extend any Exchange Offer or Consent Solicitation).

Notwithstanding any other provisions of the Exchange Offers and the Consent Solicitations, the Company will not be required to accept for exchange or to exchange Old Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offers, and may, in their sole discretion, terminate, amend or extend the Exchange Offers, either as a whole, or with respect to one or more series of Old Notes, or delay or refrain from accepting for exchange or exchanging the Old Notes for any reason, including based on the acceptance rate and outcome of the Exchange Offers and/or if the Minimum Tender Condition or General Conditions shall not have been satisfied or waived.

In addition, the Company’s obligation to transfer any Early Tender Consideration and Exchange Consideration is conditioned upon the Company’s acceptance of Old Notes for exchange pursuant to the Exchange Offers.

In conjunction with the Exchange Offers, we are soliciting Consents for the Proposed Amendments. We must receive Consents by holders representing a majority of the outstanding principal amount of a series of the Old Notes to adopt the Proposed Amendments with respect to such series. If the requisite Consents are delivered with respect to any series of Old Notes, the Supplemental Indenture will be executed promptly following the receipt of the requisite Consents, but in no event prior to the later of the Early Tender Time and the Withdrawal Deadline, to give effect to the Proposed Amendments. The Proposed Amendments will become operative, with respect to Old Notes, immediately prior to the acceptance of the Old Notes pursuant to the applicable Exchange Offer. Holders of Old Notes may not tender Old Notes without delivering the related Consents, and Holders of Old Notes may not deliver Consents without tendering the related Old Notes. Old Notes may not be withdrawn from the Exchange Offers and the related Consents may not be revoked from the Consent Solicitations after the Withdrawal Deadline, unless otherwise required by applicable law. In the event that the requisite Consents for a series of Old Notes are received and not validly revoked but the Old Notes of such series tendered in the applicable Exchange Offer are subject to proration, the Proposed Amendments with respect to such series of Old Notes will not become operative despite the Company accepting the Old Notes of such series in the applicable Exchange Offer. See “Proposed Amendments.”

In order to amend any Old Notes Indenture, the requisite Consents must be received and the Supplemental Indenture must be executed. Holders delivering requisite Consents authorize, direct and request that the Old Notes Trustee execute and deliver the Supplemental Indenture to implement the Proposed Amendments. We intend to cause the Exchange Agent to deliver the requisite Consents to the Old Debentures Trustee or the Old Notes Trustee, as applicable, promptly after they have been obtained. The Supplemental Indenture will be executed and delivered on or promptly following receipt of the requisite Consents. Only holders of the Old Notes are entitled to deliver Consents. Pursuant to the Old Notes Indentures, the transfer of the Old Notes on the register for the New Notes will not have the effect of revoking any Consent previously given by the holder of those Old Notes and that Consent will remain valid by the person in whose name such Old Notes are then on the register for the New Notes.

These conditions are for the Company’s benefit and may be asserted by the Company or may be waived by the Company, including any action or inaction by the Company giving rise to any condition, or may be waived by the Company, in whole or in part at any time and from time to time, in their sole discretion. The Company may additionally terminate any or all of the Exchange Offers and the Consent Solicitations if any condition is not satisfied on or after the applicable Expiration Time. Under each of the Exchange Offers and the Consent Solicitations, if any of these events occur, subject to the termination rights described above, the Company may (i) return Old Notes tendered thereunder to you, (ii) extend an Exchange Offer and retain all tendered Old Notes until the expiration of the extended Exchange Offer, or (iii) amend an Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment as the Company determines necessary and to the extent required by applicable law.

The Company has not made a decision as to what circumstances would lead the Company to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of any or all of the Exchange Offers and the Consent Solicitations. The Company will give holders notice of such amendments as the Company determines necessary and to the extent required by applicable law. See “General Terms of the Exchange Offers and the Consent Solicitations—Extension, Termination or Amendment” and “—Announcements.”

EXCHANGE AGENT; INFORMATION AGENT; DEALER MANAGER

Exchange Agent

Global Bondholder Services Corporation has been appointed the exchange agent for the Exchange Offers and the Consent Solicitations (the “Exchange Agent”). All correspondence in connection with the Exchange Offers should be sent or delivered by each holder of Old Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the address and telephone numbers set forth on the back cover of this Prospectus. The Company will pay the Exchange Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith. In connection with the Exchange Offers and the Consent Solicitations, the Company will also pay soliciting retail brokers a Soliciting Broker Fee and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the holders of Old Notes and in handling or forwarding tenders of Old Notes and Consents by their customers. See “General Terms of the Exchange Offers and Consent Solicitations—Soliciting Broker Fees.”

Information Agent

Global Bondholder Services Corporation has also been appointed as the information agent for the Exchange Offers and the Consent Solicitations (the “Information Agent”), and will receive reasonable compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus should be directed to the information agent at the address and telephone numbers set forth on the back cover of this Prospectus. Holders of Old Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offers.

Dealer Manager

The Company has retained BofA Securities, Inc. to act as Dealer Manager (the “Dealer Manager”) in connection with the Exchange Offers, including as solicitation agent in connection with the Consent Solicitations. The Company will pay the Dealer Manager reasonable compensation for soliciting tenders in the Exchange Offers. The Company will also reimburse the Dealer Manager for certain reasonable and documented expenses. The obligations of the Dealer Manager to perform such functions are subject to certain conditions. The Company has agreed to indemnify the Dealer Manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments the Dealer Manager may be required to make in respect of those liabilities.

From time to time, the Dealer Manager and its affiliates have provided, and may provide in the future, investment banking, commercial banking and advisory and other services for the Company for customary compensation. In the ordinary course of their business, the Dealer Manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including any of the Old Notes or the New Notes, and, to the extent that the Dealer Manager or its affiliates own Old Notes during the Exchange Offers, it may tender such Old Notes pursuant to the terms of the Exchange Offers. The Dealer Manager and its affiliates may from time to time in the future engage in future transactions with the Company and its subsidiaries and affiliates and provide services to them in the ordinary course of their respective businesses. The Dealer Manager and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the Exchange Offer or otherwise, the Dealer Manager may purchase and sell the Old Notes and the New Notes in the open market to the extent permitted by applicable law. Any such transactions may include covering transactions and stabilizing transactions. Bank of America, N.A., an affiliate of the Dealer Manager, is the administrative agent and collateral agent for each of the ABL Credit Facility and the Term Loan Facility. In addition, the Dealer Manager and/or certain of its affiliates are a lender under the ABL Credit Facility and may be lenders under the Term Loan Facility. In addition, the Dealer Manager or its affiliates have hedged or may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the Dealer Manager and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the New Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the New Notes offered hereby. Any of these transactions may have the effect of preventing or retarding a decline in the market prices of the Old Notes or the New Notes. Any such transactions may also cause the prices of the Old Notes or the New Notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The Dealer Manager may conduct these transactions in the over-the-counter market or otherwise. If the Dealer Manager commences any of these transactions, it may discontinue them at any time.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Defined terms used in this description but not defined below under “—Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company,” “us,” “we” and “our” refer only to R.R. Donnelley & Sons Company and not to any of its subsidiaries and the term “Notes” refers to the “New Notes” defined elsewhere in this Prospectus.

We will issue the Notes under the indenture, as supplemented by a supplemental indenture, each to be dated as of the Issue Date, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The following description is a summary of the material provisions of the indenture, as supplemented by the supplemental indenture referred to above, which we refer to as the “indenture.” It does not restate that agreement in its entirety. We urge you to read the indenture because it contains additional information that may be of importance to you. A form of the indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and can be obtained as indicated under “Where You Can Find More Information.” The indenture contains provisions that define your rights under the Notes. In addition, the indenture governs the obligations of the Company under the Notes. The terms of the Notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to he Notes, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The Notes initially will be issued in one series in an initial aggregate principal amount of up to $300 million.

We may issue additional Notes in an unlimited aggregate principal amount at any time and from time to time under the same indenture. For example, we may, from time to time, without notice to or consent of the holders of Notes, create additional Notes under the indenture. These additional Notes will have substantially the same terms as the Notes offered hereby in all respects (or in all respects except in some cases for the payment of interest accruing prior to the issue date of the additional Notes or except for the first payment of interest following the issue date of the additional Notes) so that the additional Notes may be consolidated and form a single series with the Notes offered hereby, provided that if any such additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number.

The Notes will be unsecured obligations of the Company only and will rank equally with all of the other unsecured and unsubordinated indebtedness from time to time outstanding of the Company.

The Notes will not be guaranteed by any of the Company’s subsidiaries. As a result, the Notes will be structurally subordinated to all liabilities and obligations of our subsidiaries (including the ABL Credit Facility and the Term Loan Facility, with respect to each of our subsidiaries that guarantees the ABL Credit Facility and the Term Loan Facility, respectively). Claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company (including holders of the Notes).

We will issue the Notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the Notes and we may act as paying agent or registrar. We will pay principal (and premium, if any) on the Notes at the Trustee’s corporate trust office in Saint Paul, Minnesota. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.

Principal, Maturity and Interest

The Notes will mature on July 1, 2027. Interest on the Notes will accrue at a rate of 8.250% per year and will be payable semiannually in arrears on January 1 and July 1, commencing January 1, 2021. We will pay interest to those persons who were holders of record on the December 15 and June 15, as the case may be, immediately preceding each interest payment date.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

When we use the term “business day,” we mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City or Chicago, Illinois are authorized or required by law to close.

If an interest payment date, Redemption Date or maturity date for the Notes falls on a date that is not a business day (as defined above), then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date, Redemption Date or maturity date. If a Redemption Date or the maturity date for any Note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the Redemption Date or maturity date.

Methods of Receiving Payments on the Notes

If a holder has given us wire transfer instructions, we will pay, or cause to be paid by the paying agent, all principal, premium, if any, and interest on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

We will pay all principal, interest and premium, if any, on the Notes in global form registered in the name of DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Notes.

Ranking

The Notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the Notes will:

•	rank equally in right of payment with all other indebtedness of the Company that is not, by its terms, expressly subordinated to other indebtedness of the Company;

•	rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•

be effectively subordinated to the secured indebtedness of the Company (including our Term Loan Facility and our ABL Credit Facility) to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the indebtedness and other obligations of the Company’s subsidiaries.

As of March 31, 2020, on an as adjusted basis giving effect to the April 2020 Refinancing Transactions and certain open market debt repurchases subsequent to March 31, 2020, we had approximately $2,177 million of indebtedness outstanding, of which approximately $993 million was secured and $193 million was available for borrowing under the ABL Credit Facility (after giving effect to outstanding letters of credit).

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to July 1, 2023.

On and after July 1, 2023, we will be entitled at our option on one or more occasions to redeem all or a portion of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the date of redemption date, the “Redemption Date”), plus accrued and unpaid interest to, but not including, the Redemption Date, if redeemed during the 12-month period commencing on July 1 of the years set forth below:

Period	Redemption Price
2023	106.188%
2024	104.125%
2025	102.063%
2026 and thereafter	100.000%

Prior to July 1, 2023, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, (x)(i) the weekly average for each business day during the most recent week that has ended at least three business days prior to the applicable Redemption Date of the yield to maturity appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” with a yield to maturity most nearly equal to the period from such Redemption Date to July 1, 2023; provided, however that if the period from such Redemption Date to July 1, 2023 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi annual equivalent yield to maturity of the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date, in each case calculated on the third business day immediately preceding the Redemption Date, plus (y) 0.50%.

“Applicable Premium” means with respect to any Note at any applicable Redemption Date the excess of (if any) (A) the present value at such Redemption Date of (1) the redemption price of such Note on July 1, 2023 (such redemption prices being described above exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through July 1, 2023 (but excluding accrued and unpaid interest to the applicable Redemption Date), computed using a discount rate equal to the applicable Adjusted Treasury Rate, over (B) the principal amount of such Note on such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Goldman, Sachs & Co. LLC and Morgan Stanley & Co. LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer, and (2) any one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that Redemption Date.

We will mail notice of any redemption at least 10 days, but not more than 60 days, before the Redemption Date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price on the Redemption Date, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Any notice to holders of Notes of a redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate of ours delivered to the Trustee no later than two business days prior to the Redemption Date.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Selection and Notice of Redemption

If we redeem less than all the Notes at any time and the Notes are Global Notes held by DTC, DTC will select the Notes to be redeemed in accordance with its Operational Arrangements. If the Notes are not Global Notes held by DTC, the Trustee will select Notes on a pro rata basis (or on as nearly a pro rata basis as is practicable), by lot or any other method that the Trustee deems to be fair and appropriate.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 10 but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed at its registered address.

Any redemption or notice of redemption may, at our option and discretion, be subject to one or more conditions precedent, including the consummation of an incurrence or issuance of debt or equity or a change of control or other corporate transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition and, if applicable, shall state that, in our discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion) or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date as stated in such notice, or by the Redemption Date as so delayed. We may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person. We will provide at least three business days’ prior written notice to the Trustee prior to the date on which notice is to be given (or such shorter period as may be agreed to by the Trustee) if any such redemption is being rescinded or delayed, and upon receipt, the Trustee shall promptly provide such notice to each holder of the Notes.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note.

Notes called for redemption become due on the date fixed for redemption. On and after such date, unless we default in payment of the redemption price on such date, interest ceases to accrue on the Notes or portions thereof called for such redemption.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above, holders of Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of Notes with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain.

Each of our Term Loan Facility and our ABL Credit Facility provides that the occurrence of certain change of control events with respect to us would constitute an event of default thereunder. If any such change of control events occur, we may seek the consent of our lenders or may attempt to refinance or repay the borrowings under such facilities. If we do not obtain such consent or refinance or repay such borrowings, we may be in default under such facilities, which may, in turn, constitute a default under the indenture. In addition, our other outstanding senior notes contain, and future indebtedness that we may incur may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control Triggering Event or require the repurchase of such indebtedness upon a Change of Control Triggering Event. The exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if a Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“ABL Credit Facility” means the Company’s senior secured asset-based revolving credit facility entered into on September 29, 2017, as amended, supplemented or otherwise modified from time to time, and any refinancing thereof.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on the 60th day following the occurrence of a Change of Control (which date shall be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on such 60th day, such extension to last until the date on which the Rating Agency considering such possible downgrade either (x) rates the Notes below an Investment Grade Rating or (y) publicly announces that it is no longer considering the Notes for possible downgrade; provided, that no such extension shall occur if any of the Rating Agencies rates the Notes with an Investment Grade Rating that is not subject to review for possible downgrade on such 60th day).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange

Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Term Loan Facility” means the Company’s senior secured term loan B facility entered into on October 15, 2018, as amended, supplemented or otherwise modified from time to time, and any refinancing thereof.

Certain Covenants

Restrictions on Secured Debt

The indenture provides that neither the Company nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) on or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the Issue Date or acquired after the Issue Date, without ensuring that the Notes (together with, if we decide, any other indebtedness created, issued, incurred, assumed or guaranteed by the Company or any Restricted Subsidiary then existing or thereafter created) will be secured by such mortgage equally and proportionately with (or, at our option, prior to) such indebtedness. This restriction will not apply to indebtedness secured by any of the following:

•

mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the Issue Date to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred prior to or within 180 days after the applicable acquisition, completion of construction or beginning of commercial operation of such property, as the case may be;

•	mortgages on any property, shares of capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of the same;

•

mortgages on property of a corporation existing at the time we or any Restricted Subsidiary merge or consolidate with such corporation or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such corporation;

•	mortgages on any property of, or shares of capital stock or indebtedness of, a corporation existing at the time such corporation becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary;

•

mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage; and

•

extensions, renewals or replacements of any mortgage existing on the Issue Date or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and proportionately secure the Notes, issue, incur, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed 15% of Consolidated Net Tangible Assets:

•	such indebtedness; plus

•	all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•

Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first bullet point of the preceding paragraph.

Restrictions on Future Liens

The indenture provides that if, on or following the Issue Date, any of our indebtedness for borrowed money with an outstanding aggregate principal amount in excess of $10.0 million is secured on a junior lien basis to the Term Loan Facility or ABL Credit Facility, then within 15 business days of the provision of such security, we will cause the Notes to be secured on an equal and ratable basis with such indebtedness for so long as such indebtedness is so secured. For the avoidance of doubt, to the extent that the Company issues any indebtedness that is secured (or any indebtedness becomes secured) on an equal or senior lien basis to the Term Loan Facility or ABL Credit Facility, the foregoing covenant shall not apply with respect to such collateral (it being understood that the ability to control remedies or take actions pursuant to any intercreditor agreement relating to the Term Loan Facility or ABL Credit Facility shall not impact lien priority).

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•

we or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and proportionately secure the Notes;

•

we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and proportionately secure the Notes; or

•

we apply an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets if:

•

the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•

the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the Notes and performs and observes all covenants and conditions of the indenture by executing and delivering to the Trustee a supplemental indenture; and

•

immediately after giving effect to such transaction and treating indebtedness for borrowed money which becomes our obligation or an obligation of a Restricted Subsidiary as a result of such transaction as having been incurred by us or such Restricted Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer of any of our Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, we would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation or party (other than any mortgage, security interest, pledge or lien permitted as described under “—Certain Covenants—Restrictions on Secured Debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the Notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and proportionately with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.

Upon any consolidation by us with or merger by us into any other corporation or any lease, sale or transfer of all or substantially all of our property and assets, the successor corporation formed by such consolidation or into which we are merged or to which such lease, sale or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, us under this indenture with the same effect as if such successor corporation had been named as us herein, and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of all obligations and covenants under this indenture and the Notes.

Reports

We will file with the Trustee, within 15 days after we have filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies thereof as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that at any time that we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (A) none of such reports will be required to (i) comply with Section 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the Commission , (ii) contain the information required by Items 201, 403, 405, 406, 407, 701 or 703 of Regulation S-K, (iii) contain the separate financial information contemplated by Rules 3- 10 or 3-16 of Regulation S-X (or any successor thereto) promulgated by the Commission and (iv) provide financial statements in interactive data format using the eXtensible Business Reporting Language and (B) we shall not be so obligated to file such reports with the Commission, in which event we will make available such information to securities analysts and to prospective purchasers of Notes, in addition to providing such information to the Trustee and the holders, in each case within the time periods for non-accelerated filers that would apply if we were required to file such information with the Commission. In addition, at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to the holders and to securities analysts and prospective purchasers of Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

We will be deemed to have furnished such information referred to in this covenant to the Trustee and the holders if we have filed or furnished such information in reports filed with the Commission and such reports are publicly available on the Commission’s website. At any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we may satisfy such obligations by posting such information on our website or on a site maintained by us or a third party (which may be password protected). The Trustee shall have no obligation to determine whether or not such information, documents or reports have been so filed, furnished or posted, as applicable.

Events of Default

With respect to the Notes, an “Event of Default” is defined in the indenture as being:

•	a failure to pay interest upon the Notes that continues for a period of 30 days after payment is due;

•	a failure to pay the principal or premium, if any, on the Notes when due upon maturity, redemption, acceleration or otherwise;

•

a failure to comply with any of our other agreements contained in the indenture applicable to the Notes for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the principal amount of the Notes); and

•	certain events of bankruptcy, insolvency or reorganization relating to us.

The indenture provides that if there is a continuing Event of Default with respect to the Notes, either the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes may declare the principal amount of all of the Notes to be due and payable immediately. However, at any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to Notes, but before the applicable person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding Notes may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such Notes or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of Notes, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the Notes of that series.

No holder of any Note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to Notes;

•

the holders of at least 25% in principal amount of the outstanding Notes have made a written request, and offered satisfactory security or indemnity, to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request.

However, the holder of any Note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such Note on or after the date or dates they are to be paid as expressed in such Note and to institute suit for the enforcement of any such payment.

We are required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of Notes notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of Notes not to provide such notice.

Modification and Waiver

We and the Trustee may modify or amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding Notes of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holders of all then outstanding Notes of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the Notes of that series;

•	reduce the principal amount of, or interest rate on, the Notes of that series;

•	change the place or currency of payment of principal of, or any premium or interest on, the Notes of that series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes of that series after the due date thereof; or

•

reduce the percentage in principal amount of the Notes of that series then outstanding, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the outstanding Notes of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding Notes of any series may waive any past default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any Notes of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding Notes of the affected series.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours will have any liability for any of our obligations under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Defeasance

Defeasance and Discharge

The indenture provides that we may be discharged from any and all obligations in respect of the Notes (except for certain obligations to register the transfer or exchange of Notes, to replace stolen, destroyed, lost or mutilated Notes, to maintain paying agencies, to compensate and indemnify the Trustee or to furnish the Trustee

(if the Trustee is not the registrar) with the names and addresses of holders of Notes). We will be so discharged if we irrevocably deposit with the Trustee, in trust, money and/or securities of the United States government in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay each installment of principal of, and any premium and interest on, the Notes on the applicable due dates for those payments in accordance with the terms of the Notes; provided that upon any redemption that requires the payment of any Applicable Premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date (it being understood that any discharge shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

This discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel confirming that the beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred. That opinion must state that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion. The Trustee shall, upon receipt of indemnification satisfactory to it, acknowledge satisfaction and discharge of the indenture on demand by us accompanied by an Officers’ Certificate and at the cost and expense of us.

Defeasance of Certain Covenants and Certain Events of Default

The indenture provides that, upon compliance with certain conditions:

•

we may omit to comply with the covenants described under “—Certain Covenants—Restrictions on Secured Debt” and “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions” (all other obligations under the Notes will remain in full force and effect); and

•	any omission to comply with those covenants will not constitute an Event of Default with respect to the Notes (“covenant defeasance”).

The conditions include:

•

depositing with the Trustee money and/or securities of the United States government in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay each installment of principal of, any premium and interest on the Notes on the due dates for those payments in accordance with the terms of the Notes; and

•

delivering to the Trustee an opinion of counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Certain Other Events of Default

If we exercise our option to effect a covenant defeasance with respect to the Notes as described above and the Notes are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the Trustee would be sufficient to pay amounts due on the Notes on their respective due dates but may not be sufficient to pay amounts due on the Notes at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Governing Law

The indenture and the Notes are governed by the laws of the State of New York.

The Trustee

U.S. Bank National Association is the Trustee under the indenture. U.S. Bank National Association is also the trustee for our 8.50% Notes due 2029. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company and its affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939, as amended.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

“Applicable Premium Deficit” means the difference (if positive) between the calculation of the Applicable Premium on any date prior to the applicable Redemption Date and the calculation of the Applicable Premium on the applicable Redemption Date.

“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Net Tangible Assets” is defined in the indenture to mean the total amount of assets minus:

•	all applicable reserves;

•

all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders, except that assets will include an amount equal to the Attributable Debt in respect of any Sale and Lease-Back Transaction not capitalized on such balance sheet.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Issue Date” means the date on which the Notes are initially issued.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of the specified Person.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary, and delivered to the Trustee.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” is defined in the indenture to mean any manufacturing plant or manufacturing facility owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination, except for any such plant or facility or any portion of such plant or facility which our board of directors does not deem material to the total business conducted by us and our Restricted Subsidiaries considered as one enterprise.

“Restricted Subsidiary” is defined in the indenture to mean any Subsidiary that has substantially all of its property located in or that conducts substantially all of its business within the United States (other than its territories or possessions and other than Puerto Rico) and that owns a Principal Property; however, any Subsidiary which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the Issue Date or acquired after the Issue Date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Subsidiary” is defined in the indenture to mean any corporation in which we and/or one or more other Subsidiaries, directly or indirectly, own more than 50% of the outstanding voting stock.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

General

Except as set forth below, all of the New Notes will be issued in registered, global form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”). The New Notes will be issued at the closing of the Exchange Offers and Consent Solicitations.

The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in Saint Paul, Minnesota, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below, beneficial interests in the Global Notes may not be exchanged for notes in certificated form and owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in DTC. All interests in a Global Note may be subject to the procedures and requirements of DTC. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream which in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems (as well as to the procedures and requirements of DTC). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of definitive notes in registered certificated form (“Certificated Notes”) and will not be considered the registered owners or “Holders” thereof under the New Notes Indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the New Notes Indenture. Under the terms of the New Notes Indenture, the Issuer and the Trustee will treat the Persons in whose names the New Notes, including the Global Notes, are registered as the owners of such New Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any New Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of the New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the New Notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a Certificated Note if:

(1)

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	we, at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the New Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the New Notes Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the New Notes represented by the Global Notes, including payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. We will make all payments of principal of and premium, if any, and interest on Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no account is specified, by mailing a check to each Holder’s registered address. See “Description of the Notes—Principal, Maturity and Interest.” Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the New Notes represented by the Global Notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the Exchange Offers, the Consent Solicitations and the ownership and disposition of the New Notes received in the Exchange Offers. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury Department regulations promulgated thereunder (“Treasury Regulations”), and judicial decisions and current administrative rulings and practice, all as in effect and existing on the date of this Prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made in this summary, and there can be no assurance that the IRS or a court would agree with such statements. No opinion of counsel has been or will be rendered with respect to the tax consequences of the Exchange Offers, the Consent Solicitations or the ownership and disposition of the New Notes.

This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders that are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations or investors therein; U.S. expatriates; holders classified as a partnership or other flow-through entity under the Code and investors therein; holders who hold Old Notes or New Notes as part of a hedge, straddle, conversion transaction, or other integrated investment; holders required to accelerate the recognition of any item of gross income with respect to an Old Note or New Note as a result of its inclusion in an applicable financial statement; holders that hold Old Notes or New Notes through a non-U.S. broker or other non-U.S. intermediary; and holders whose functional currency is not the U.S. dollar. This summary assumes that the holders hold the Old Notes and will hold the New Notes exclusively as “capital assets” (generally, assets held as investments) under the Code. In addition, this summary does not address the Medicare tax on the net investment income, the alternative minimum tax or any aspects of foreign, state, local, estate, gift, or other tax laws that may be applicable to a particular holder in connection with the Exchange Offers, the Consent Solicitations and the ownership and disposition of the New Notes.

This summary of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Each holder should consult its tax advisor regarding the tax consequences of the Exchange Offers, the Consent Solicitations and/or the ownership and disposition of the New Notes to such holder in light of its particular circumstances, including the applicability of U.S. federal, state, local, and foreign tax laws.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Old Notes that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any state or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to primary supervision by a court within the United States and with respect to which one or more United States persons, within the meaning of section 7701(a)(30) of the Code, have the authority to control all substantial decisions or (B) has a valid election in effect to be treated as a United States person under applicable Treasury Regulations. The term “Non-U.S. Holder” means a beneficial owner of Old Notes that for U.S. federal income tax purposes is neither a U.S. Holder nor an entity classified as a partnership under the Code.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Old Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns Old Notes should consult their tax advisors regarding the U.S. federal income tax consequences of the Exchange Offers, the Consent Solicitations and the ownership and disposition of the New Notes.

U.S. Federal Income Tax Considerations to U.S. Holders Relating to the Exchange Offers and the Ownership and Disposition of New Notes

Exchanges of Old Notes

The exchange of an existing debt instrument for a new debt instrument constitutes a disposition of such existing debt instrument for U.S. federal income tax purposes if the exchange results in a “significant modification” of the existing debt instrument under the applicable Treasury Regulations. In general, the modification of a debt instrument (or an exchange of an existing debt instrument for a new debt instrument) is a significant modification if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. The Treasury Regulations provide that a change in the yield of a debt instrument is a significant modification if the annual yield on the modified instrument varies from the annual yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) 25 basis points and (ii) five percent of the annual yield of the unmodified instrument. For purposes of determining the yield on the modified debt instrument, any payments made to a holder as consideration for the modification, as well as certain prior consent payments or other modifications that affect the yield on the debt instrument, are taken into account as an adjustment to the debt instrument’s “issue price.” In addition, a modification that changes the timing of payments due under a debt instrument is a significant modification if it results in the “material deferral” of scheduled payments (including repayments of principal). While the materiality of a deferral generally depends on all the facts and circumstances, a deferral of one or more scheduled payments within a specified safe-harbor period is not a material deferral if the deferred payments are unconditionally payable no later than at the end of the safe-harbor period. The safe-harbor period begins on the original due date of the first scheduled payment that is deferred and extends for a period equal to the lesser of five years or 50 percent of the original term of the instrument.

Based on the extended maturity and modified payment terms of the New Notes, including, if applicable, the Early Tender Premium (as defined below), the Exchange Offers are expected to result in a change of yield with respect to the Old Notes in excess of the threshold prescribed in the Treasury Regulations, as described above, a material deferral of scheduled payments, as described above, or both. Accordingly, we intend to take the position that the exchange of an Old Note for the Early Tender Consideration or the Exchange Consideration, as applicable, will result in a “significant modification” of such Old Note for U.S. federal income tax purposes.

The U.S. federal income tax consequences of an exchange will depend on whether the Old Note and the New Note received therefor are properly characterized as “securities” for U.S. federal income tax purposes. Whether a debt instrument is a security for this purpose is determined based on all of the facts and circumstances, and upon the application of principles enumerated in numerous judicial decisions. Factors evaluated include whether the holder of such debt instrument is subject to a material level of entrepreneurial risk and the holder’s degree of participation and continuing interest in the debtor’s business, but most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. Whether a debt instrument with an original term of between five and ten years should be characterized as a security is not entirely clear.

Although the treatment is uncertain, we intend take the position that both the Old Notes and New Notes are both treated as securities for U.S. federal income tax purposes. In such case, the exchange of an Old Note for the Early Tender Consideration or Exchange Consideration, as applicable, will be treated as a “recapitalization” for U.S. federal income tax purposes. In such event, subject to the discussion below in “—Payment of Accrued Interest on Old Notes,” and “—Early Tender Premium” a U.S. Holder that exchanges an Old Note for the Early Tender Consideration or Exchange Consideration, as applicable, will generally not recognize gain or loss on the exchange unless such U.S. Holder receives “excess principal amount” with respect to an Old Note. It is unclear whether “ excess principal amount” is determined based on the excess of the “issue price” (as defined in

“—Ownership and Disposition of New Notes—Issue Price” below) of a New Note over the adjusted issue price of the Old Note exchanged therefor, or the excess of the principal amount of a New Note over the principal amount of the Old Note exchanged therefor. A U.S. Holder will generally recognize gain with respect to the receipt of excess principal amount with respect to New Note received in the exchange equal to the lesser of (i) the fair market value of the excess principal amount and (ii) the difference between (A) the issue price of such New Note and (B) such U.S. Holder’s adjusted tax basis in the Old Note surrendered therefor. A U.S. Holder’s tax basis in the a New Note would generally be equal to its adjusted tax basis in the Old Note exchanged therefor, increased by any gain recognized on account of the receipt of any excess principal amount. In addition, the U.S. Holder’s holding period in a New Note would generally include its holding period in the Old Note exchanged therefor, except for the portion of such New Note attributable to the excess principal amount, for which a U.S. Holder’s holding period would generally commence on the day after the Settlement Date.

If, contrary to our intended position, an Old Note and/or the New Notes are not characterized as “securities,” the exchange of an Old Note for the Early Tender Consideration or Exchange Consideration, as applicable, would generally be a fully taxable transaction to U.S. Holders for U.S. federal income tax purposes. In that case, subject to the discussion below in “—Payment of Accrued Interest on Old Notes,” and “—Early Tender Premium” a U.S. Holder that exchanges an Old Note for the Early Tender Consideration or Exchange Consideration would generally recognize gain or loss (subject to the possible application of the wash sale rules discussed below) on the exchange in an amount equal to the difference between (i) the “issue price” of the New Note received (see “—Ownership and Disposition of New Notes—Issue Price” below), taking into account the receipt of the Early Tender Premium, if any, and (ii) the U.S. Holder’s adjusted tax basis in the Old Note surrendered in the exchange. A U.S. Holder’s initial tax basis in a New Note would generally equal the issue price of the New Note, and a U.S. Holder’s holding period in a New Note would generally commence on the day after the Settlement Date. If the exchange is treated as a wash sale within the meaning of Section 1091 of the Code, a U.S. Holder would not currently be allowed to recognize any loss resulting from the exchange. U.S. Holders of Old Notes should consult their tax advisors regarding the characterization of the Old Notes and New Notes as “securities” and the potential tax consequences of a taxable exchange of an Old Note for the Early Tender Consideration or Exchange Consideration, as applicable.

Character of Gain or Loss. Subject to the discussions below in “—Market Discount Rules” and “—Payment of Accrued Interest on Old Notes,” if a U.S. Holder recognizes gain or loss on the exchange of an Old Note for the Early Tender Consideration or Exchange Consideration, such gain or loss would generally be capital gain or loss. Any such capital gain or loss would generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Old Notes surrendered in the exchange is greater than one year at the time of the exchange. Long-term capital gains recognized by individual and other non-corporate U.S. Holders are generally taxed at preferential U.S. federal income tax rates. A U.S. Holder’s ability to deduct capital losses may be subject to limitations.

Market Discount Rules. Certain U.S. Holders that acquired an Old Note at a discount may be subject to the “market discount” rules under the Code. In general, a holder will be considered to have acquired an Old Note with market discount if its adjusted tax basis in the Old Note is less than the sum of all remaining payments to be made on the Old Note (other than payments of stated interest) by more than a specified de minimis amount. Any gain recognized by a U.S. Holder on an exchange of such an Old Note pursuant to the Exchange Offers would generally be treated as ordinary income to the extent of the market discount that accrued on the Old Note during such U.S. Holder’s holding period, unless such U.S. Holder previously elected to include such market discount in income currently as it accrued.

If an exchange of an Old Note for the Early Tender Consideration or Exchange Consideration is treated as a “recapitalization” under the Code, any accrued market discount on such Old Note should not be currently includible in income by a U.S. Holder. Instead, such accrued market discount would generally carry over to the New Note received in exchange therefor, such that any gain recognized by the U.S. Holder on a subsequent sale, exchange, redemption, or other taxable disposition of such New Notes would generally be treated as ordinary income to the extent of any accrued market discount on the Old Note not previously included in income by the U.S. Holder.

Payment of Accrued Interest on Old Notes. Any amount received by a U.S. Holder pursuant to the Exchange Offers attributable to accrued and unpaid interest on an Old Note will be includible in gross income as ordinary interest income if such accrued interest has not been included previously in gross income for U.S. federal income tax purposes.

Early Tender Premium

A U.S. Holder that validly tenders (and does not validly withdraw) at any time at or prior to the Early Tender Time and whose Old Notes are accepted by the Company will receive the Early Tender Consideration and a U.S. Holder that validly tenders after the Early Tender Time but at any time at or prior to the Expiration Time will receive the Exchange Consideration. The U.S. federal income tax treatment of the receipt of the additional payment for Old Notes tendered and not withdrawn before the Early Tender Time (i.e., the difference between the Early Tender Consideration and the Exchange Consideration) (the “Early Tender Premium”) to U.S. Holders is uncertain because there are no authorities that directly address the treatment of such premium. Under the Code, any amount received by a holder on retirement of a debt instrument is generally treated as additional consideration for the debt instrument. We intend to take the position that the Early Tender Premium is treated as additional consideration for the Old Notes, in which case such a payment would be treated as part of the total consideration received in exchange for the Old Notes and treated in the manner described above under “—Exchanges of Old Notes,” including in the determination of “excess principal amount,” if any. It is possible, however, that the Early Tender Premium may be treated as interest or a separate fee that would be subject to tax as ordinary income rather than as additional consideration for the Old Notes. U.S. Holders should consult their tax advisors as to the proper treatment of the Early Tender Premium.

Ownership and Disposition of New Notes

Issue Price. If the New Notes are “publicly traded” for U.S. federal income tax purposes, the issue price of the New Notes will equal their fair market value on the Settlement Date. If a series of Old Notes are “publicly traded” but the New Notes are not “publicly traded,” the issue price of the New Notes will be determined based on the fair market values of the Old Notes that are treated as “publicly traded” for these purposes. If neither the Old Notes nor the New Notes are publicly traded, the issue price of the New Notes will generally equal their stated principal amount. The New Notes or the Old Notes will be treated as publicly traded if, at any time during the 31-day period ending 15 days after the Settlement Date, the New Notes or the Old Notes are or were, as the case may be, “traded on an established market” within the meaning of the applicable Treasury Regulations. Subject to certain exceptions, a debt instrument will generally be treated as traded on an established market if (1) there is a sales price for the debt instrument, (2) there are one or more firm quotes for the debt instrument or (3) there are one or more indicative quotes for the debt instrument. We expect that the New Notes will be considered to be “publicly traded” and that accordingly, the issue price of the New Notes will equal the fair market value of the New Notes on the Settlement Date. However, the rules regarding the determination of issue price are complex and highly detailed, and U.S. Holders should consult their tax advisors regarding the determination of the issue price of the New Notes. We will provide information regarding the issue price of the New Notes within 90 days of the Settlement Date in a manner consistent with applicable Treasury Regulations.

Stated Interest and OID. Stated interest on a New Note will generally be taxable to a U.S. Holder as ordinary income at the time the interest is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

The New Notes will be issued with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds the issue price of the New Notes (as described under “—Issue Price” above) by more than a statutorily defined de minimis amount. Under the OID rules, subject to the discussions below in “—Amortizable Bond Premium” and “—Acquisition Premium,” a U.S. Holder will generally be required to include in income the daily portion of any OID (i.e., the excess of the stated redemption price at maturity over the issue price of the New Notes) that accrues on a New Note for each day during the taxable year on which such

U.S. Holder holds the New Note, regardless of its regular method of accounting for U.S. federal income tax purposes. Thus, the U.S. Holder would generally be required to include OID in income in advance of the receipt of the cash to which the OID is attributable.

Amortizable Bond Premium. If a U.S. Holder’s tax basis (as determined pursuant to the rules discussed in “—Exchanges of Old Notes” above) in a New Note is greater than the sum of all amounts payable on the New Note (other than stated interest), the New Note will be treated as acquired with “amortizable bond premium.” In that case, the U.S. Holder would not be required to include any OID in income with respect to the New Note notwithstanding the rules described above in “—Stated Interest and OID.” In addition, such U.S. Holder may elect to reduce the amount required to be included in its income each year with respect to stated interest on the New Note by the amount of amortizable bond premium allocable (based on the New Note’s yield to maturity) to that year. However, because we may redeem the New Notes prior to maturity at a call price in excess of the stated principal amount, special rules apply that may reduce, defer or eliminate the amount of bond premium that a U.S. Holder may otherwise amortize with respect to the New Notes. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the New Note by the amount of the premium amortized in any year. Any election to amortize bond premium shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS.

Acquisition Premium. If a U.S. Holder’s tax basis (as determined pursuant to the rules discussed in “—Exchanges of Old Notes” above) in a New Note issued with OID is (i) less than or equal to the sum of all amounts payable on the New Note (other than stated interest) and (ii) greater than the New Note’s issue price, the New Note will be treated as acquired with “acquisition premium.” In that case, each daily portion of OID that would otherwise be includible in the U.S. Holder’s income with respect to such New Note would generally be reduced by an amount equal to the product of (i) the amount that would otherwise be the daily portion and (ii) a fraction, the numerator of which is the excess of the U.S. Holder’s adjusted tax basis in the New Note over its adjusted issue price and the denominator of which is the excess of the sum of all amounts payable on the New Note (other than stated interest) over its adjusted issue price.

Sale, Exchange or other Taxable Disposition of New Notes. Subject to the discussion above in “—Market Discount Rules,” a U.S. Holder will generally recognize capital gain or loss on a sale, exchange, or other taxable disposition of a New Note in an amount equal to the difference, if any, between (i) the sum of the amount of cash and the fair market value of any other property received in connection with the disposition (other than amounts attributable to accrued and unpaid stated interest, which would generally be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in a New Note. A U.S. Holder’s adjusted tax basis in its New Notes will generally be equal to its initial tax basis in the New Note (as described above in “—Exchanges of Old Notes”) increased by any OID and market discount included in the U.S. Holder’s income prior to the disposition of the New Note and decreased by any payments received on the New Note (other than stated interest) and bond premium previously amortized. Any such capital gain or loss would generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period in such New Note is greater than one year at the time of the disposition. Long-term capital gains recognized by individual and other non-corporate U.S. Holders are generally taxed at preferential U.S. federal income tax rates. A U.S. Holder’s ability to deduct capital losses may be subject to limitations.

The market discount rules described above in “—Exchange of Old Notes—Market Discount Rules” will generally apply to any market discount accrued with respect to a New Note and any accrued market discount carried over from an Old Note.

U.S. Federal Income Tax Considerations to Non-U.S. Holders Relating to the Exchange Offers and the Ownership and Disposition of New Notes

Exchanges of Old Notes

As discussed above in “—U.S. Federal Income Tax Considerations to U.S. Holders Relating to the Exchange Offers and the Ownership and Disposition of New Notes—Exchanges of Old Notes,” the exchange of Old Notes for the Early Tender Consideration or Exchange Consideration is expected to result in a “significant modification” of such Old Notes for U.S. federal income tax purposes. Regardless of whether this exchange qualifies as a “recapitalization” for U.S. federal income tax purposes, a Non-U.S. Holder would generally not be subject to U.S. federal income tax on any gain recognized on the exchange (subject to the discussion below in “—Payment of Accrued Interest on Old Notes” and “—Early Tender Premium”) unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met. In the case of any gain recognized by a Non-U.S. Holder described in clause (i) of the preceding sentence, such Non-U.S. Holder will generally be subject to tax on such gain under regular graduated U.S. federal income tax rates as if it were a U.S. Holder. A corporate Non-U.S. Holder described in (i) above may also be subject to a branch profits tax equal to 30 percent (or a lower rate specified in an applicable income tax treaty) of its “effectively connected earnings and profits” subject to adjustments. An individual Non-U.S. Holder described in (ii) above will generally be subject to a flat 30 percent tax on such gain, which may be offset by certain United States source capital losses.

Payment of Accrued Interest on Old Notes. Any amount received by a Non-U.S. Holder that is attributable to accrued and unpaid interest on an Old Note will generally be taxable in the same manner as described below under “—Ownership and Disposition of New Notes—Stated Interest and OID.”

Early Tender Premium

As discussed above under “—U.S. Federal Income Tax Considerations to U.S. Holders Relating to the Exchange Offers and the Ownership and Disposition of New Notes—Early Tender Premium,” under current U.S. federal income tax law, there is uncertainty regarding whether the Early Tender Premium should be included as part of the amount realized from the exchange of the Old Notes or as interest or a separate fee. There can be no assurance, however, that the IRS or an applicable withholding agent will not attempt to treat the Early Tender Premium as interest or a separate fee. In such case, the Early Tender Premium could be subject to U.S. federal withholding tax. We intend to take the position that the Early Tender Premium is included as part of the amount realized in the Exchange Offers.

Ownership and Disposition of New Notes

Stated Interest and OID. A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest (which, for purposes of this discussion of Non-U.S. Holders, includes any OID) on the New Notes, provided that (i) such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a United States permanent establishment of the Non-U.S. Holder), (ii) the Non-U.S. Holder does not actually or constructively own stock possessing 10 percent or more of the total combined voting power of all classes of our voting stock, (iii) the Non-U.S. Holder is not a “controlled foreign corporation” related to us actually or constructively through stock ownership, and (iv) the Non-U.S. Holder satisfies certain certification requirements. Such certification requirements will generally be met if the Non-U.S. Holder provides its name and address and certifies on IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a U.S. person. Special procedures apply to payments to qualified foreign intermediaries and certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

If a Non-U.S. Holder does not satisfy the requirements above, interest paid to such Non-U.S. Holder that is not effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a United States permanent establishment of the Non-U.S. Holder) will generally be subject to a 30% U.S. federal withholding tax, subject to a reduction in or an exemption from withholding on such interest pursuant to an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), claiming a reduction in or exemption from withholding tax under the benefit of an applicable income tax treaty (including, in the case of an applicable income tax treaty, with respect to interest that is attributable to a United States permanent establishment of the Non-U.S. Holder).

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or other applicable documentation), certifying that interest paid on a New Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Any effectively connected interest will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (subject to adjustments).

Sale, Exchange or other Taxable Disposition of New Notes. In general, any gain recognized on a sale, exchange, or other taxable disposition of New Notes by a Non-U.S. Holder will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met. Certain U.S. federal income tax rules applicable to Non-U.S. Holders described in (i) or (ii) of the preceding sentence are described above in “—Exchanges of Old Notes.” Any amounts received by a Non-U.S. Holder that are attributable to accrued and unpaid interest would generally be subject to the rules described above in “—Stated Interest and OID.”

Information Reporting and Backup Withholding

A Non-U.S. Holder may be subject to U.S. federal backup withholding with respect to interest (including OID, if any) paid on the New Notes and certain other reportable payments (including, potentially, amounts received pursuant to the Exchange Offers and proceeds from the sale, redemption, or other disposition of New Notes), unless, generally, the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” as defined under the Code or otherwise establishes an exemption. In addition, we must report annually to the IRS and to the Non-U.S. Holder the amount of any reportable payments and the tax withheld with respect to those payments, regardless of whether any tax was actually withheld. Copies of the information returns reporting such amounts may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is organized under the provisions of an applicable income tax treaty. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules are generally allowable as a refund or a credit against the taxpayer’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on interest payable (including any OID) on certain debt obligations of U.S. issuers held by or through certain financial institutions (including investment funds), whether such institution is the beneficial owner or an intermediary, unless the institution certifies that it has entered into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to certain interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Similarly, interest payable on debt obligations held by a non-financial non-U.S. entity that does not qualify under certain exemptions, whether such entity is the beneficial owner or an intermediary, will generally be subject to withholding at a rate of 30%, unless such entity either (A) certifies that such entity does not have any “substantial United States owners” or (B) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the United States Department of the Treasury. Non-U.S. Holders should consult their tax advisors regarding the possible implications of these rules on the ownership and disposition of Old Notes and/or New Notes in light of their particular circumstances.

U.S. Federal Income Tax Considerations for Holders Not Tendering Old Notes

The tax treatment of a holder of an Old Note that does not tender pursuant to the Exchange Offers will depend on whether the Proposed Amendments are adopted and, if so, whether the adoption of the Proposed Amendments results in a “deemed” exchange of such Old Note for U.S. federal income tax purposes. Generally, the modification of a debt instrument results in a “deemed” exchange of an “old” debt instrument for a “new” debt instrument if such modification is “significant” within the meaning of the applicable Treasury Regulations. Under such Treasury Regulations, the modification of a debt instrument is a “significant” modification if, based on all the facts and circumstances and taking into account all modifications of the debt instruments collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Under such Treasury Regulations, a modification that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. We believe the adoption of the Proposed Amendments will not result in a significant modification and, as a result, there will not be a taxable event for holders not tendering Old Notes. Based on such position, non-tendering holders will have the same adjusted tax basis in, holding period for, and accrued market discount with respect to, their Old Notes that they had immediately prior to the Exchange Offers. However, our position is not binding on the IRS, and if the IRS were to successfully challenge this position, the adoption of the Proposed Amendments may result in a “deemed” exchange of an Old Note for U.S. federal income tax purposes. Accordingly, any gain recognized on the deemed exchange would be fully taxable to a U.S. Holder of Old Notes unless it qualifies as a tax-free recapitalization for U.S. federal income tax purposes. Any gain recognized by, and accrued interest payable to, a non-tendering holder of Old Notes would generally be subject to tax to the same extent and in the same manner as any gain recognized by, and accrued interest payable to, a tendering holder of Old Notes. Holders of Old Notes should consult their tax advisors regarding the potential tax consequences of not tendering their Old Notes pursuant to the Exchange Offers.

NOTICES TO CERTAIN NON-U.S. HOLDERS

General

No action has been or will be taken in any non-U.S. jurisdiction that would permit a public offering of the New Notes or the possession, circulation or distribution of this Prospectus or any material relating to us, the Existing Notes or the New Notes in any jurisdiction where action for that purpose is required. Accordingly, the New Notes offered in the Exchange Offers may not be offered, sold or exchanged, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the Exchange Offers and Consent Solicitations may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

This Prospectus does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell either Existing Notes or New Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The distribution of this Prospectus in certain jurisdictions (including, but not limited to, the European Economic Area, the United Kingdom, the People’s Republic of China, Japan, Hong Kong, Singapore and Switzerland) may be restricted by law. Persons into whose possession this Prospectus comes are required by us, the Dealer Manager and the Exchange Agent to inform themselves about, and to observe, any such restrictions. In those jurisdictions where the securities, blue sky or other laws require the Exchange Offers to be made by a licensed broker or dealer and the Dealer Manager or any of its affiliates is a licensed broker or dealer in any such jurisdiction, such Exchange Offers shall be deemed to be made by the Dealer Manager or such affiliate (as the case may be) on our behalf in such jurisdiction.

The New Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. If, under the terms of the Exchange Offers, the aggregate principal amount of New Notes that any tendering holder is entitled to receive is not in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof, we will round downward the amount of the New Notes to $2,000 or the nearest integral multiple of $1,000 in excess thereof and pay the difference in cash.

European Economic Area and the United Kingdom

The New Notes are not intended to be offered, sold or otherwise made available to and are not being offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

This Prospectus has been prepared on the basis that any offer of New Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This Prospectus is not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or cause to be communiated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

People’s Republic of China

This Prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) and the New Notes may not be offered or sold, and will not be offered, sold or exchanged, directly or indirectly, to any resident of the PRC or to persons for reoffering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Japan

The New Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and no dealer manager may offer, sell or offer to exchange any New Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering, resale or re-exchange, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The New Notes may not be offered, sold or exchanged by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the New Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to New Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the Exchange Offers and Consent Solicitations may not be circulated or distributed, nor may the New Notes be offered, sold or exchanged, or be made the subject of an offer to exchange, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the New Notes are exchanged under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the New Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the New Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the New Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

LEGAL MATTERS

Certain matters relating to the validity of the New Notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the Dealer Manager by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2019 and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.rrd.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, the information contained on our Internet web site is not incorporated by reference in, and does not constitute a part of, this Prospectus, other than the documents listed in this Prospectus under the heading “Incorporation of Certain Information by Reference.” In addition, you may request copies of these filings at no cost through our Investor Relations Department at: R.R. Donnelley & Sons Company, 35 West Wacker Drive, Chicago, Illinois 60601, telephone: 312-326-8000, e-mail: Investor.info@rrd.com.

We have filed with the SEC a registration statement on Form S-4 relating to the New Notes covered by this Prospectus. This Prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this Prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

R.R. Donnelley & Sons Company

Offers to Exchange up to $300,000,000 Aggregate Principal Amount of 8.250% Senior Notes due 2027 for the Old Notes Listed Below:

8.875% Debentures due April 15, 2021 (the “2021 Debentures”)

7.875% Senior Notes due March 15, 2021 (the “2021 Notes”)

7.000% Senior Notes due February 15, 2022 (the “2022 Notes”)

6.500% Senior Notes due November 15, 2023 (the “2023 Notes”)

6.000% Senior Notes due April 1, 2024 (the “2024 Notes”)

and

Solicitation of Consents to Amend the Old Notes Indentures

PROSPECTUS

The Exchange Agent for the Exchange Offers and Consent Solicitations is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail, By Overnight Courier or By Hand

By Facsimile (For Eligible Institutions only) (212) 430-3775 Attention: Corporate Actions	65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	Banks and Brokers Call: (212) 430-3774 All Others Call Toll Free: (866) 470-3900

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Prospectus may be directed to the Information Agent. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers and Consent Solicitations.

The Information Agent for the Exchange Offers and Consent Solicitations is:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Banks and Brokers Call Collect: (212) 430-3774

All Others Call Toll-Free: (866) 470-3900

The Dealer Manager and Solicitation Agent for the Exchange Offers and Consent Solicitations is:

BofA Securities

620 S. Tryon Street, 20th Floor

Charlotte, North Carolina 28255

Collect: (980) 388-3646

Email: debt_advisory@bofa.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

The registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. The registrant also has indemnification agreements with its directors and officers. In addition, the registrant maintains liability insurance for its directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Exhibit Description

2.1	Separation and Distribution Agreement, dated as of September 14, 2016, by and among R.R. Donnelley & Sons Company, LSC Communications, Inc. and Donnelley Financial Solutions, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on 8-K filed October 3, 2016).

2.2	Tax Disaffiliation Agreement, dated as of September 14, 2016, between LSC Communications, Inc. and R.R. Donnelley & Sons Company (incorporated by reference to Exhibit 2.4 to the Company’s Current Report on 8-K filed October 3, 2016).

2.3	Tax Disaffiliation Agreement, dated as of September 14, 2016, between Donnelley Financial Solutions, Inc. and R.R. Donnelley & Sons Company (incorporated by reference to Exhibit 2.5 to the Company’s Current Report on 8-K filed October 3, 2016).

3.1	Restatement of Certificate of Incorporation of R.R. Donnelley & Sons Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on October 30, 2019).

3.2	Amended and Restated By-Laws of R.R. Donnelley & Sons Company (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on 8-K filed October 3, 2016).

4.1	Instruments, other than those defining the rights of holders of long-term debt not registered under the Securities Exchange Act of 1934 of the registrant and of all subsidiaries for which consolidated or unconsolidated financial statements are required to be filed are being omitted pursuant to paragraph (4)(iii)(A) of Item 601 of Regulation S-K. Registrant agrees to furnish a copy of any such instrument to the Commission upon request.

4.2	Indenture, dated as of November 1, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.), as trustee (incorporated by reference to Exhibit 4 filed with the Company’s Form SE filed on March 26, 1992).(P)

4.3**	Form of Supplemental Indenture to the Indenture, dated as of November 1, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.), as trustee.(P)

4.4	Indenture, dated as of January 3, 2007, between the Company and Wells Fargo Bank, N.A. (as successor to LaSalle Bank National Association), as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 filed on January 3, 2007).

4.5**	Form of Eleventh Supplemental Indenture to the Indenture, dated as of January 3, 2007, between the Company and Wells Fargo Bank, N.A. (as successor to LaSalle Bank National Association), as trustee.

4.6	Indenture, dated as of March 30, 2020, between the R.R. Donnelley & Sons Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 filed to the Company’s Current Report 8-K filed April 3, 2020).

4.7**	Form of Indenture between the Company and US Bank National Association, as trustee.

4.8**	Form of First Supplemental Indenture between the Company and US Bank National Association, as trustee.

4.9**	Form of 8.250% Senior Notes due 2027 (included in Exhibit 4.6).

Exhibit Number	Exhibit Description

4.10	Rights Agreement, dated as of August 28, 2019, between R.R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report 8-K/A filed August 29, 2019).

4.11	Description of Rights (incorporated by reference to Item 1 to the Company’s Registration Statement Form 8-A/A filed August 29, 2019).

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939 of US Bank National Association.

*	Management contract or compensatory plan or arrangement.
**	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 19, 2020.

R.R. Donnelley & Sons Company

By:	/s/ Terry D. Peterson
	Name:	Terry D. Peterson
	Title:	Executive Vice President and Chief Financial Officer

The undersigned directors and officers of R.R. Donnelley & Sons Company hereby constitute and appoint Deborah L. Steiner, Michael J. Sharp and Terry D. Peterson and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to this registration statement and supplements to this registration statement, and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 19, 2020.

Signature	Title

/s/ John C. Pope John C. Pope	Chairman

/s/ Daniel L Knotts Daniel L Knotts	Director and Chief Executive Officer

/s/ Irene M. Esteves Irene M. Esteves	Director

/s/ Susan M. Gianinno Susan M. Gianinno	Director

/s/ Timothy R. McLevish Timothy R. McLevish	Director

/s/ Jamie Moldafsky Jamie Moldafsky	Director

/s/ P. Cody Phipps P. Cody Phipps	Director

/s/ Terry D. Peterson Terry D. Peterson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael J. Sharp Michael J. Sharp	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)